                                                  EXHIBIT 10

STATE OF NEW YORK
PUBLIC SERVICE COMMISSION
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                                      :
In the Matter of                      :
Central Hudson                        :
Gas & Electric Corporation's          :     Case 96-E-0909
Plans for Electric Rate/              :
Restructuring Pursuant to             :
Opinion No. 96-12.                    :
                                      :
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                       AMENDED AND RESTATED
                       SETTLEMENT AGREEMENT















Dated: January 2, 1998

                        TABLE OF CONTENTS


I.     INTRODUCTION.............................................1

II.    GENERAL PRINCIPLES.......................................1

III.   DEFINITIONS..............................................2

IV.  RATE PLAN................................................7

    A.   Base Rate Freeze......................................7

    B.   Customer Benefits: Sources, Amounts, Allocation and
         Use for Funding Rate Reductions and Retail Access.....8

    C.   Ratemaking............................................9

    D.   Fuel Adjustment Clause................................9

    E.   Carrying Charges.....................................10

    F.   Mirror CWIP..........................................10

    G.   Deferrals............................................10

    H.   New Deferrals........................................10

    I.   Return on Equity.....................................11

    J.   New York Power Authority Economic Development Rate...12

    K.   Limitation on Central Hudson Bidding to ISO/PE.......12

    L.   Nine Mile Point 2, Hydroelectric and
     Combustion Turbine Resources.........................12

    M.   Service Quality Incentive Plan.......................13

    N.   Potential Statewide Securitization Legislation.......13

    O.  System Benefit Funding and
     Generic System Benefit Administration
     and Environmental Disclosure Proceedings.............14

    P.  Transmission and Distribution System Upgrades.......15

V.  CUSTOMER CHOICE.........................................15

    A.   General.............................................15

    B.   Choice Options Available to Residential and
     Commercial/Small Industrial Customer Classes........16

    C.   Compliance With Commission Order
     Concerning Retail Access Proposals..................17

    D.   Choice Options Available To S.C. No. 13 Customers...17

    E.   EVOP Provisions.....................................18

    F.   Customer Contracts..................................19

    G.   New Economic Development Tariff Provisions..........19

    H.   New Tariffs.........................................21

    I.   Retail Access Meters................................21

    J.   FERC Filing.........................................21

    K.  Recovery of ISO Start-up Costs and NTAC.............22

VI. CORPORATE STRUCTURE.....................................22

    A.   Functional Separation...............................22

    B.   Corporate Structure.................................22

VII. AUCTION OF FOSSIL GENERATION............................35

    A.  Auction Generally...................................35

    B.  Auction Objectives..................................36

    C.  Auction Principles..................................36

    D.  Auction Procedures and Criteria.....................36

    E.  Conditions Precedent to Obligation to Conduct Auction39

    F.  Closing on Sale of Fossil Generation.................39

    G.  Future Ownership of Generation.......................39

    H.  Auction Incentive....................................40

    I.  Represented Employees................................41

    J.  Commission Action Upon Auction.......................41

VIII. STRANDABLE COSTS.........................................41

    A.   Recovery of Strandable Costs.........................41

    B.   Treatment of Net Proceeds
     on Sale of Fossil Generation.........................43

IX. GENERIC ISSUES...........................................43

X.  MONITORING AND REPORTING REQUIREMENTS
    RELATED TO THIS AGREEMENT................................44

    A.   Data on Retail Access Customer Information...........44

    B.  Reporting of Credit Balances.........................44

    C.   FAC Mechanics/Reporting..............................45

    D.  Financing Reporting..................................45

    E.  Holdco Reports.......................................45

    F.  Downgrade Reports....................................45

XI.   RATE UNBUNDLING........................................45

    A.   Retail Access Tariffs and
     Competitive Transition Charges ("CTC")...............45

    B.   Unbundled Tariffs....................................46

XII.  ITEMS FROM CASE 92-E-1055................................46

    A.   West Delaware Hydro Contract.........................46

    B.   DSM Prudence.........................................46

XIII. OTHER PROVISIONS.........................................47

    A.   Term of Agreement....................................47

    B.   Effect of Agreement..................................47

    C.   Reservation of Rights................................49

    D.   Time Line............................................50

    E.   Applicable Law.......................................50

    F.   Entire Agreement and Merger..........................50

    G.   Titles...............................................50

    H.   Counterparts.........................................50

Attachment A - Amortization of Mirror CWIP Credit and Offsetting
               Deferred Credit

Attachment B - Measurement Plan For Excess Earnings

Attachment C - Customer Service Incentive Plan

Attachment D - Time Line For Certain Actions

Attachment E - Initial Organizational Structure

Attachment F - Financing Provisions

Attachment G - Form of Certificate Pursuant to PSL Section 108

Attachment H - Cost Allocation Guidelines

Attachment I - Standards of Conduct

Attachment J - Illustrative Outline of Information to be
         Provided in Auction Process

Attachment K - Illustration of Development of Net Proceeds From
               the Sale of Fossil Generation

                          CASE 96-E-0909
            CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                       AMENDED AND RESTATED
                       SETTLEMENT AGREEMENT

                         I. INTRODUCTION

    This Amended and Restated Settlement Agreement
("Agreement") is entered into as of the 2nd day of January, 1998 by and among the following parties to that certain New York Public Service Commission ("Commission") proceeding entitled Central Hudson Gas & Electric Corporation, Case No. 96-E-0909, following discussions and negotiations with interested parties pursuant to the Commission's Order of October 9, 1996, and subsequent, related orders and notices: Central Hudson Gas & Electric Corporation ("Central Hudson"), Staff of the Department of Public Service ("Staff"), the Department of Economic Development ("DED") and the Pace Energy Project.
    This Agreement is an amendment and restatement of the March 20, 1997 Agreement that was filed with the Commission, subjected to on the record hearings, issuance of a Recommended Decision, filing of exceptions and consideration of exceptions by the Commission at a Public Meeting on September 17, 1997.
    Each party joining in this Agreement warrants that it has full authority to enter into this Agreement and each signatory executing this document in a representative capacity warrants that he or she has full authority to execute this document with the intention of binding his or her principals.

                      II. GENERAL PRINCIPLES

    The discussions among the parties that resulted in this Agreement were conducted pursuant to the Commission's Order Establishing Procedures and Schedule (issued and effective October 9, 1996) in this and other proceedings and subsequent, related orders and notices.
    The parties to this Agreement recognize that Central
Hudson's rates are now and have for some time been the lowest in New York State. Central Hudson's average rates are close to the national average (when adjusted for taxes and sales). In addition, Central Hudson has not increased electric base rates since December, 1993, which, together with the rate freezes in this Agreement, will produce a seven and one half year period of rate stability in nominal terms, and rate reductions in real terms, for consumers in Central Hudson's service area.
    This Agreement establishes the agreed upon transition for Central Hudson to a restructured entity and will provide customers with competitive choices for generation and retail services. The parties have agreed to produce benefits for all customers through implementing customer choice for all customer classes, and providing rate reduction alternatives for the large industrial customers (in conjunction with enhanced growth incentives and new job retention incentives applicable to smaller business consumers) so that the overall economy of the Mid-Hudson Valley may benefit from economic growth, and to achieve fair treatment of shareholders by providing a reasonable opportunity to recover prudently incurred, verified and mitigated investments including physical and regulatory assets, all in the fashions described more particularly below.
    This Agreement substantially responds to the Commission's policy directives, as set forth in Opinion No. 96-12, by, for example, describing how Central Hudson will provide retail access and respond to other aspects of the emerging market, which actions will be deemed to meet New York's policy goals for competition for Central Hudson during the term of this Agreement. This Agreement establishes the framework for applying to Central Hudson the outcomes of Generic Proceedings which are not inconsistent with the terms and conditions of this Agreement.

                         III. DEFINITIONS

    As used in this Agreement, the following terms shall have the meanings set forth below:
    Auction Incentive: The retention by Central Hudson of up to $17.5 Million (after tax) from the gross proceeds of the auction of Fossil Generation.
    Auction Plan: A description of the procedures to be employed in conducting the auction of Fossil Generation.
    Case 92-E-1055: That certain proceeding before the Commission further denominated "Proceeding on the Motion of the Commission as to the Rates, Charges, Rules and Regulations of Central Hudson Gas & Electric Corporation for Electric Service."
    Case 95-G-1034: That certain proceeding before the Commission further denominated "Proceeding on Motion of the Commission as to the Rates, Charges, Rules and Regulations of Central Hudson Gas & Electric Corporation for Gas Service."
    Central Hudson Enterprises Corporation ("CHEC"): The wholly-owned subsidiary of Central Hudson Gas & Electric
Corporation formed in December 1982. On July 30, 1996, the merger of Central Hudson Cogeneration, Inc. (another of the
Company's wholly-owned subsidiaries) into CHEC was accomplished.
CHEC is currently engaged in the business of conducting energy audits, providing services related to the design, financing, installation and maintenance of energy conservation measures and cogeneration systems for private businesses, institutions and governmental entities and it participates in cogeneration, small hydro and alternate energy production projects, directly or through one or more of its affiliates. At June 30, 1997, CHEC's total equity was approximately $11.7 million.
    Central Hudson Resources ("Resources"): A wholly-owned subsidiary of Central Hudson that was formed in May 1980 to engage in research, exploration and development work related to the acquisition, transportation, storage and utilization of all types and forms of energy and energy resources and similar activities. At June 30, 1997, Resources' total equity was approximately $300,000.
    Coal Dock Project:  The facilities installed by Central
Hudson in 1996-1997 for the unloading and handling of coal delivered by ship or barge to the Danskammer Electric Generating
Station site.
    Competitive Transition Charge ("CTC"): A non-bypassable charge which will be designed to recover the Non-fuel Production
Costs of the Company's generation facilities and which may be expressed in either customer, energy or capacity charge formats
(or some combination thereof). This CTC does not reflect a determination of Central Hudson's Strandable Costs and will be redesigned in conjunction with the development of unbundled tariffs following the auction of Fossil Generation.
    Comprehensive Tax or Economic Incentives: A comprehensive package of economic incentives, including tax abatements or similar incentives, negotiated separately by a customer with state and/or local authorities, and including a customer commitment to remain in New York State for at least three years.
    Customer Benefits: The provision in this Agreement of either rate reductions and/or funding of access to retail energy or energy and capacity suppliers (other than Central Hudson).
    Demand Side Management ("DSM"): Programs designed to provide customers with information and options for improving efficiency and measures for achieving improved energy efficiency.
    Docket No. ER96-2466-000: That certain docket of the Federal Energy Regulatory Commission ("FERC"), further entitled
New York State Electric & Gas Corporation, which is addressing, inter alia, whether or not NYSEG, a utility that provides economic development power from a state-owned generating plant to specific retail customers under a state program, is engaging in transactions subject to federal jurisdiction.
    Effective Date: The date on which the Commission adopts this Agreement according to the terms hereof.
    Energy Value Option Plan ("EVOP"): A plan set forth in this
Agreement for S.C. No. 13 customers which allows those customers the option of obtaining energy from suppliers other than Central
Hudson while still receiving the benefits of the Company's low-cost nuclear and hydroelectric energy.
    Fair Market Value: The value of property represented by the consideration of an exchange, in an arm's length transaction, of the property between a willing buyer and a willing seller.
    Force Majeure: Events that cannot be overcome by reasonable prudence and diligence, and without unusual expense, caused, for example, by storm, flood, riot, fire, explosion, war, strike (other than strike by Central Hudson's bargaining units) or other casualty or cause beyond the control of Central Hudson.
    Fossil Generation:  Any of Central Hudson's existing
Danskammer Generating Units and its interests in the Roseton
Generating Station, including all related assets and liabilities.
    Functional Separation: The creation of separate business units within the existing corporate entity, involving the separation of work functions and employees and the application of standards of conduct, but not involving transfer of ownership of assets, liabilities or equity.
    Generic Proceeding(s): Proceedings conducted by the Commission to address certain issues in the Competitive
Opportunities Proceeding for broad general application.
    Greene Point Development Company ("Greene Point"):  Greene
Point, which was formed in January 1969 principally to acquire and hold real property purchased for ultimate transfer to the Company for public utility use, is a wholly-owned subsidiary of Central Hudson. At June 30, 1997, Greene Point's total equity was approximately $200,000.
    Independent System Operator ("ISO"): The organization that will be responsible for maintaining the reliability of the bulk power system in New York in an efficient manner and providing for transmission service for all market participants on a comparable and non-discriminatory basis.
    LBMP: The acronym for Locational Based Marginal Cost
Pricing, referring to the pricing of energy and transmission services to recognize the costs of congestion on the transmission system.
    Mirror CWIP: The accounting entries on Central Hudson's books of accounts that represent the return on the inclusion of NM2 construction work in progress ("CWIP") in rate base. Mirror
CWIP includes two balance sheet components: a credit amount which is amortized to the benefit of ratepayers as directed by the Commission and a corresponding debit amount which is recovered from ratepayers generally over the book life of Nine
Mile Point Unit No. 2.
    Nine Mile Point Unit No. 2 ("NM2"): That certain nuclear generating station located on Lake Ontario in Scriba, New York owned currently by Central Hudson and other utilities as tenants in common.
    1990 Settlement Agreement: That certain agreement related to rate base and other issues concerning NM2 approved by the Commission in its Opinion No. 89-37(C)(issued March 14, 1991), sometimes called the "Global Settlement."
    Non-fuel Production Costs of Generation: All non-fuel costs of producing energy, including cost components such as depreciation of and return on generation investment, operation and maintenance expenses including labor, benefits, taxes, supplies and services necessary to provide safe, efficient and reliable production of electrical energy.
    NTAC:  The acronym for the New York Power Authority
("NYPA") Transition Adjustment Charge, a FERC approved charge resulting from the implementation of LBMP pricing, intended to provide for recovery of shortfalls in the NYPA transmission system revenue requirements as determined by the FERC.
    Operation and Maintenance ("O&M"): The costs of operating and maintaining facilities, including labor, benefits, taxes, supplies and services necessary or desirable to provide safe, efficient and reliable electrical energy.
    Other Post Employment Benefits ("OPEBs"): The benefits other than pensions which Central Hudson has an obligation to provide, such as health, life and dental insurance to retired or separated employees.
    Phoenix Development Company, Inc. ("Phoenix"): Phoenix is a wholly owned subsidiary of Central Hudson that has been engaged principally in acquisitions and holding of land for utility purposes.
    Power Exchange ("PE"): An entity that facilitates the commercial energy markets by providing a forum for energy and/or capacity and/or ancillary services sales between willing buyers and willing sellers.
    Protocol Agreement: That certain agreement between the NM2 co-tenants and other parties which provides, inter alia, for the regulatory treatment of certain costs of NM2.
    Public Utility Holding Company Act of 1935 ("PUHCA"): The federal statute enacted in 1935, which, among other things, governs the circumstances under which an utility holding company must be registered with the SEC.
    Research and Development ("R&D"): Programs undertaken or sponsored to identify or discover new methods, processes or equipment to improve, or lower the cost of, electric service to customers.
    Retail Access: The opportunity for a regulated utility's customers to be provided with electrical energy and capacity and retail services by suppliers other than the utility.
    RKVA:  The reactive kilovolt ampere charges in Central
Hudson's electric tariffs for certain Service Classifications.
    Securities and Exchange Commission ("SEC"): The federal agency which, among other things, administers provisions of PUCHA.
    Severance Costs:  All costs of separating Fossil Generation
(as a stand-alone entity) from the existing systems, whether incurred at or with respect to the generating facilities or at or with respect to the remaining facilities.
    Severance Facilities: The facilities, contracts or other rights or obligations, which would require adjustment, modification or treatment as a direct result of the sale of Fossil Generation or to enable the independent operation of Fossil Generation, including but not limited to cables, protection facilities, fuel supply facilities, easements, etc.
    Supplement #5:  That Settlement Agreement approved by the
Commission in Case 95-E-0123 - In the Matter of a Nine Mile 2
Operating and Capital Forecast for 1996[,] filed by the Co-tenants, Central Hudson Gas & Electric Corporation, Long Island
Lighting Company, New York State Electric and Gas Corporation,
Niagara Mohawk Power Corporation, and Rochester Gas & Electric
Corporation.
    SFAS No. 71:  Statement of Financial Accounting Standards
No. 71 - Accounting for the Effects of Certain Types of
Regulation.
    SFAS No. 87:  Statement of Financial Accounting Standards
No. 87 - Employers' Accounting for Pensions.
    Strandable Costs: Those expenditures made by regulated utilities in fulfilling their obligation to serve and provide safe, reliable energy to customers within their franchise territory which are not expected to be recoverable in a competitive electricity market.
    Systems Benefit Charge ("SBC"):  A non-bypassable charge
(which need not be separately stated) to fund certain specified
Commission-mandated public policy program costs related to DSM, R&D, low income or other programs of the type not expected to be provided in a competitive electricity market.
    Time Differentiated Meter: An electric meter having the capability to record customer electric usage for, at a minimum, each hour of each day.
    Unbilled Revenues: Regulated utility revenues associated with a customer's usage from the customer's last meter reading date in a calendar year through the end of the calendar year.
    Year: A period of twelve consecutive months, commencing with the month following the month in which the Commission adopts and approves this Agreement.

                          IV. RATE PLAN

    A.   Base Rate Freeze.

    In consideration of the adoption, approval and implementation of this Agreement by the Commission in accordance with the terms hereof, Central Hudson agrees not to file with the Commission a request that would increase base electric rates prior to June 30, 2001 unless, prior to that date, the Fossil Generation is transferred from the regulated utility to another entity (whether affiliated or not), in which event, Central Hudson will file with the Commission a request for a change in base rates that would be effective subject to refund as of the date of such transfer of the Fossil Generation.
    Base electric rates will be frozen at current levels for the term described above except for the reductions for S.C. No. 13, as provided in part V.D. herein, except for implementing the existing special provisions on economic revitalization and economic growth incentive discounts, utilizing authority concerning flex rates already provided by the Commission in Case 92-E-0229 or implementing the new economic development incentives provided for in this Agreement and except for revenue neutral rate design changes.
    Central Hudson is not precluded from making other filings with the Commission for changes in rates such as Fuel Adjustment Clause ("FAC") filings, revenue tax factors, or otherwise, by this Agreement, or from appearing or taking action in any Commission proceeding or making any other petition, application or filing with the Commission that Central Hudson may deem appropriate.

    B.   Customer Benefits: Sources, Amounts,
     Allocation and Use for Funding
     Rate Reductions and Retail Access.

    Each Year during the term of this Agreement, $10 Million in funding of Customer Benefits will be made available and allocated among the "Residential," "Commercial & Small Industrial" and
"S.C. No. 13" customer groups as follows:

    Residential                                  $3.5 M per Year
    Commercial & Small Industrial                $3.5 M per Year
    S.C. No. 13                                  $3.0 M per Year

The $10 Million per Year amount (referred to herein as "Customer Benefits") will be utilized to fund the rate reductions and Retail Access options provided for in this Agreement. The S.C. No. 13 amount is inclusive of the $500,000 annual amount set aside for funding certain economic development rates set forth in part V.G. of this Agreement.
    The sources of the annual $10 Million in Customer Benefits will be as follows:

    $3.0 M per Year from shareholder sources, cost reductions or increased sales;
    $3.5 M per Year from cost reductions associated with the Coal Dock Project; and
    $3.5 M per Year from deferred credits.

    In the event that there should be a period of less than twelve consecutive calendar months between the end of a Year and the June 30, 2001 termination date of this Agreement, the funding obligation for Customer Benefits and the related disposition of those funds for that period shall be prorated.

    C.   Ratemaking.
    Except as otherwise provided for in this Agreement, the accounting and ratemaking conventions and methodologies, including the existing deferral accounting and the use of a FAC including the sharing mechanism set forth on 9th Revised Leaf No. 22C-1 of P.S.C. No. 14-Electricity, effective July 25, 1987, which provides, among other things, for a maximum annual exposure or reward of $3 Million, and all other items in effect as a result of Case 92-E-1055, shall continue to apply. The provisions of this Agreement will allow the regulated utility to remain, during the term of this Agreement, under SFAS No. 71, which provides for certain accounting conventions for regulated companies subject to cost-based ratemaking.

    D.   Fuel Adjustment Clause.
    The current FAC will be modified to capture the cost reductions associated with the Coal Dock Project on a monthly basis as follows:
    1. the FAC will be charged for energy generated at Danskammer Units #3 and 4, the equivalent amount, on a per MWh basis, that will produce $4.5 Million per annum;
    2. the funds collected through the above charge are to be preserved and applied as follows:

    i. the equivalent of $1.0 Million annually, will be applied to the appropriate Accumulated Depreciation
         Reserve Account(s) as the depreciation of the Coal Dock
         Project; and

    ii. the equivalent of $3.5 million annually will be deferred in a sub-account of Account 253 - Other
         Deferred Credits and utilized for funding the rate reductions and Retail Access programs set forth in this Agreement.

    Due to the anticipated implementation of the ISO and PE functions, in a manner and on a schedule that is not currently known, modifications to the current FAC, or replacement of the FAC, may be desirable, necessary or required during the term of this Agreement. In the event of any such replacement mechanism or any FAC modifications, the equivalent of the sharing mechanism and $3.0 Million annual cap provisions of the current FAC will be retained and the risk/reward profile in the current FAC will not otherwise be materially altered.

    E.   Carrying Charges.
    Carrying charges will be accrued on debit balances of the internal reserve related to SFAS No. 87, following the methodology described on page 6 of Appendix A of the Commission's
Statement of Policy and Order in Case 91-M-0890 (issued and effective September 7, 1993).

    F.   Mirror CWIP.
    The expiring Mirror CWIP amortization will be replaced, in accordance with the schedule set forth in Attachment A, with other deferred credits to the extent necessary to provide for full replacement of the expiring Mirror CWIP credits. The deferred credits to be used include those associated with O&M credits arising out of NM2, OPEBs, pensions, DSM, R&D and others.

    G.   Deferrals.
    Current deferral provisions and practices from Central
Hudson's last electric rate case (92-E-1055) will remain in effect, with the exception that $3.5 Million per Year of pension and OPEB deferrals will be used to fund, in part, the rate reductions and Retail Access programs described in this Agreement. The deferrals and associated rate allowances will not terminate by reason of the expiration of this Agreement.

    H.   New Deferrals.
    Exogenous cost increases of the types identified below which meet the following standards may be deferred pending the filing of a petition with, and approval by, the Commission. The cost increases must be incremental to current rate allowances and exceed a 5% materiality threshold of Central Hudson's New York State jurisdictional electric net income, per year, per item, with no accumulation.
    The costs allowable for deferral are those attributable to changes in federal or state tax law or regulations, legislative or other regulatory changes, changes in accounting standards or Force Majeure. In addition, any penalties accrued under the Service Quality Incentive Plan will be deferred and applied to reduce Strandable Costs and will be excluded from the calculation of ROE under Attachment B.
    Approval to defer the above items will be based upon the Commission's past policies and practices which imply that rates are set at levels that will recover the approved costs.
    With respect to the Petition for Deferral of Storm Costs filed by Central Hudson with the Commission on May 28, 1997, Central Hudson is permitted to defer $5.3 million ($8.9 Million of storm expenses and lost net revenues less non-incremental expenses, IRS audit interest, Lunamar interest and rate case tax reserves). In addition, taxes and interest thereon resulting from the resolution of the pending Internal Revenue Service ("IRS") audit for tax years 1992 through 1996 shall be reserved for the account of ratepayers on a net basis (i.e., including all items related to regulated operations previously recognized in the ratemaking process, whether in Central Hudson's or the IRS's favor). The calculation method of Attachment B shall be applied to actual 1997 earnings and the results, to the extent above the 10.6% ROE of this Agreement shall be deferred.

    I.   Return On Equity.
    The achieved rate of return on common equity for Central Hudson's Commission-regulated electric operations will be calculated annually during the term of this Agreement according to the procedure set forth in Attachment B. Until the end of the calendar quarter within which Central Hudson structurally separates its Fossil Generation pursuant to the auction procedures provided for in this Agreement, earnings greater than 10.6% will be deferred. Earnings less than 10.6% will be offset against previously deferred earnings in excess of 10.6%, to the extent available. At the end of the calendar quarter within which Central Hudson structurally separates its Fossil Generation, the net earnings in excess of 10.6% will be used to offset Strandable Costs and any excess over that amount will be used to provide ratepayer benefits.
    All such amounts will be deferred in a sub-account of Account 253 - Other Deferred Credits. Disposition of any net excess earnings will be determined by the Commission as part of Strandable Cost recovery procedure described in part VIII. of this Agreement. If the aggregate of the annual deferred earnings amounts is negative at the end of the term of this Agreement, Central Hudson shall not be entitled to recover such net amount.
    In the event that a substantial portion of the Fossil Generation is sold significantly before the remaining portion, Central Hudson shall submit to the Commission the proposed treatment of the net earnings cap, which may include a proposal to change rates.

    J. New York Power Authority Economic Development Rate. This matter is currently being litigated by the Commission before the FERC in New York State Electric & Gas Corporation, FERC Docket No. ER96-2466-000. If the Commission retains jurisdiction, Central Hudson will file a tariff with the Commission within 90 days of the final resolution of the matter.

    K. Limitation on Central Hudson Bidding to ISO/PE. Following implementation of the ISO/PE, Central Hudson agrees that the monthly average of its bids for each fossil fuel unit to the ISO/PE shall not fall below the actual cost of fuel plus variable O&M for such unit and that it will not enter into bilateral sales at a price over the term of the transaction that is below the actual cost of fuel plus variable O&M. This limitation shall not be applicable to NM2 and shall not be applicable after June 30, 2001 or such earlier date on which Central Hudson transfers as a result of the auction process title or interest in any existing Fossil Generation resource to another entity, whether affiliated or not, nor shall this limitation preclude Central Hudson from bidding as necessary to permit delivery of bilateral transactions under the ISO/PE structure.

    L.   Nine Mile Point 2, Hydroelectric
     and Combustion Turbine Resources.

    Until July 1, 2001, or such later date on which the Commission approves the transfer of any Fossil Generation pursuant to the Auction provisions of part VII. of this Agreement, the costs of Central Hudson's share of NM2 (including, but not limited to, prudently incurred investments and decommissioning costs), and Central Hudson's Hydroelectric ("Hydro") and Combustion Turbine ("CT") resources, shall continue to be treated as rate base or expense items (as consistent with the Commission's past treatment of such items) within the regulated transmission and distribution ("T&D") entity, even though these costs may be accounted for in a function or functions separate from T&D. The existing NM2 ratemaking, including the 1990 Global Settlement, the Protocol Agreement and Supplement #5 or any successors, will be maintained according to their terms through this time period. Following July 1, 2001, or such later date on which the Commission approves the transfer of any Fossil Generation pursuant to the Auction provisions of part
VII. of this Agreement, the costs of Central Hudson's share of NM2 (including, but not limited to, prudently incurred investments and decommissioning costs), and Central Hudson's Hydro and CT resources will be recovered through charges by the regulated T&D entity which, although the form has not been determined, will be non-bypassable. The revenues from the sales of power from these units will be attributed to the T&D entity.
    Central Hudson agrees to participate in "good faith discussions" related to a future State-wide nuclear resolution that might include other ratemaking options as they relate to the recovery of the on-going costs associated with the operation of NM2 (as distinguished from prudently incurred investment and decommissioning costs), such as placing some portion of NM2 operating costs at market risk, securitization, facility sale or establishment of a state-wide nuclear operating company, and which are consistent with the following principles:

    1. Continuation of regulation of Central Hudson's ownership share of NM2 as part of Central Hudson's T&D entity;
    2. Recognition of the importance of maximizing the benefits inherent in the operation of NM2 as a base loaded unit over its useful life;
    3. Approval by the Nuclear Regulatory Commission of any nuclear restructuring and ratemaking, to the extent of its authority; and
    4. Agreement to future nuclear State-wide solutions as they relate to NM2 by Central Hudson and the other NM2 co-tenants.

    M.   Service Quality Incentive Plan.
    The Service Quality Incentive Plan annexed hereto as
Attachment C will be applicable during the term of this Agreement.

    N.   Potential Statewide Securitization Legislation.
    In the event of enactment of statewide securitization legislation producing net cost savings to Central Hudson, and provided that such statute does not mandate a different allocation of the benefits of securitization, such net benefits will be allocated to all customers, other than customers in the S.C. No. 13 class in light of the rate reductions and other customer choice options set forth in this Agreement. To the extent allowed by such statute, the parties recommend that the Commission allocate up to ten percent of the achieved net cost savings to Central Hudson resulting from securitization to SBC programs.

    O.  System Benefit Funding and Generic
     System Benefit Administration
     and Environmental Disclosure Proceedings.

    The $3.0 Million per Year in funds previously allocated to metering by the March 20, 1997 Settlement Agreement are reallocated by this Agreement to increased funding for the SBC for three years, beginning with the year in which the Commission approves this Agreement. The funding in this Agreement for SBC programs will be one mill per kwh, and will not exceed one mill per kwh during each year of the three years. Any such funding and any increases in funding levels required by law (including by order of the Commission) will be fully recoverable by Central Hudson. Funding not expended in any year will be preserved for subsequent disposition by the third party administrator until June 30, 2001. Any funding not expended as of June 30, 2001 shall be available for such uses as the Commission may direct. Central Hudson shall be free to make proposals concerning such uses.
    The Commission may appoint a third-party administrator to administer the SBC funded programs. All SBC funding under this Agreement accrued after the approval of this Agreement will be allocated by the statewide administrator. However, the establishment of such statewide administrator shall not preempt funding commitments for SBC programs made by Central Hudson prior to the approval of this Agreement by the Commission. Central Hudson agrees to participate in any generic proceeding concerning administering the SBC as the Commission may establish.
    The parties agree that customer choice may be enhanced by the availability of environmental information concerning the power being provided to them. The parties agree to work in any environmental disclosure generic proceeding that the Commission may establish to develop means of providing customers with information on the fuel mix and emission characteristic of generation. Environmental disclosure may facilitate informed customer choice, promote resource diversity and improve environmental quality. Central Hudson generally does not object to the concept of environmental disclosure if reasonably accomplished consistent with market requirements and reserves its rights to take any position consistent with this principle concerning the manner and extent of environmental disclosure.

    P.   Transmission and Distribution System Upgrades.
    During the term of this Agreement, for each new major T&D upgrade (projects of $2 million or more) that Central Hudson undertakes, the Company will identify the location, reason, scope and projected capital costs, and shall monitor circuit peaks for any affected substation and the load on any affected transmission lines as part of its planning process. When deciding whether to implement major T&D upgrades, the Company shall consider cost-effective alternatives that reduce the capital and operating costs of the T&D utility, including demand side technologies and practices, fuel cells, photovoltaic systems or other alternatives, including environmentally beneficial alternatives, that may defer the need for implementing the upgrade. Providing that the foregoing procedures concerning major T&D projects are followed, Central Hudson shall not be precluded by this Agreement from implementing any alternative it deems appropriate subject to any required governmental approvals. T&D projects that involve relocating existing facilities because of highway construction or are designed solely to accommodate contingency requirements in order to maintain the reliability of the T&D system are not major projects for the purposes of this paragraph. The Company will seek to minimize costs and environmental impacts for T&D projects that are not major projects.

                        V. CUSTOMER CHOICE

    A.   General.
    This Agreement provides for implementation of a number of customer choice options, on the terms and conditions described subsequently. The customer choice options include phased-in availability of retail access to residential and small commercial and industrial customers, and a program permitting large industrial customers to select rate reductions, or Retail Access options, or an Energy Value Option Plan ("EVOP"), or a combination thereof.

    B.   Choice Options Available to
     Residential, Commercial and
     Small Industrial Customer Classes.

    Central Hudson will make Retail Access available to all customers in these classes by no later than early 1998, subject to the penetration levels and timetable set forth below:

         Percent Load  Percent Load
         Penetration Level,%    Penetration Level,%
  Dates       C& Small I Classes             Residential Classes

Early 98 to 12/31/98            8                   8
1/1/99 to 12/31/99              16                  16
1/1/00 to 12/31/00              24                  24
1/1/01 to 6/30/01               28                  28

The load penetration levels set forth in this table are estimated maximum loads based on the funding obligations described in part IV.B. of this Agreement and may not be achieved. Central Hudson is not required to provide Retail Access at levels greater than those listed above. On July 1, 2001, penetration level restrictions will be eliminated.
  The participation of customers in Retail Access will produce lost revenues during the term of this Agreement. The lost revenues will be funded by accrual of up to $3.5 million per Year for the Residential Classes as a group and $3.5 million per Year for Small Industrial and Commercial classes as the other group from the funding sources listed in part IV.B. of this Agreement after applying a CTC, as described in part XI.A. of this Agreement. This CTC will be at the level of approximately 50% of Central Hudson's Non-fuel Production Costs.
  To the extent that funding from the sources identified in
part IV.B. of this Agreement is available but not used in a particular Year, such unused funding will be carried forward to the following Year during the term of this Agreement. Any unexpended, accumulated retail access funding available at the end of the term of this Agreement will be deferred to offset Strandable Costs, and any funding balance then remaining will be used to provide ratepayer benefits. Lost revenues produced from the tariffs that became effective on November 1, 1997 in Cases 96-E-0948 and 94-E-0385, until the date that the Retail Access program of this Agreement begins, will be deferred and charged against the 1998 Retail Access funding obligation.

  C. Compliance With Commission Order
    Concerning Retail Access Proposals.

  Any customers receiving service under tariffs that became effective on November 1, 1997 in Cases 96-E-0948 and 94-E-0385, et al. will be transferred to the tariffs applicable to such customers under this Agreement, as of the effective date of the Commission approval of the tariffs under this Agreement.

  D. Choice Options Available To S.C. No. 13 Customers.

  S.C. No. 13 customers will be afforded the options described below.
  1. Customers not wishing to enter into a requirements contract with Central Hudson may continue to receive service under Central Hudson's existing S.C. No. 13 tariff. In addition, such customer may elect full
     Retail Access (capacity and energy) for all or a specified portion of its load, provided that a non-bypassable CTC recovering Central Hudson's Non-fuel
     Production Costs of Generation, as have been allocated to S.C. No. 13, will be applicable.
  2. S.C. No. 13 customers wishing to enter into either a full or partial requirements contract with Central
     Hudson for a term ending on June 30, 2001, which contract will contain a one year cancellation right on the terms described below, may select, through an annual, written customer election in advance, from the following:
    i.   a 5% rate reduction (i.e., full requirements); or
    ii.  a 5% rate reduction together with an Energy Value
         Option (EVOP) (described below in part V.E.)
         (i.e., partial requirements); or
    iii. a Retail Access Option, (i.e., partial requirements), either with or without EVOP, for approximately 12-18% of each customer's usage based on each customer's load characteristics, that includes a CTC set equal to approximately 50% of Central Hudson's Non-fuel Production Costs of
     Generation. This option will be funded by and limited to the equivalent of the 5% rate reduction applied to that customer's load characteristics.
  The 5% rate reduction (Option "i," above) will be achieved as follows: Central Hudson will reduce the current base rate price for the demand, energy and RKVA components by 5% to each member of this class that executes a full requirements contract with Central Hudson for the term of this Agreement.
  Options "ii" or "iii" above will be available to S.C. No.
13 customers which enter into partial requirements contracts with Central Hudson for the term of this Agreement. The 5% rate reduction portion of Option "ii" will also be achieved by reducing the current base rate price for the demand, energy and RKVA components by 5%.
  All contracts for options "i," "ii" or "iii" will include a right for the customer to cancel on twelve months' advance, written notice of cancellation and the annual right, to be exercised on or before October 1 of each calendar year during the term of this Agreement, to select any of the options set forth above for the following calendar year; provided, however, that any customer then selecting option "i" will execute a full requirements contract with Central Hudson for the remaining term of this Agreement.
  Should a customer not provide the written advance notification to Central Hudson by October 1 of a given calendar year, that customer will retain its then current rate status for the subsequent calendar year.
  In the event that a customer exercises its option to cancel its requirements contract with Central Hudson on one year's advance notice, such customer may elect either to take service during the then remaining term of this Agreement pursuant to Central Hudson's existing S.C. No. 13 tariff or elect full Retail Access (energy and capacity). In the latter event the customer electing full retail access will pay, for the then remaining term of this Agreement, a CTC recovering an amount equal to Central Hudson's Non-fuel Production Cost of Generation.

  E.   EVOP Provisions.
  The EVOP option permits S.C. No. 13 customers to obtain energy from suppliers other than Central Hudson. Recognizing that Central Hudson has low energy costs, S.C. No. 13 customers participating in this program will, for purposes of this program, be provided their pro-rata share of Central Hudson's low cost nuclear and hydro power (representing about 20% of the S.C. No. 13 class energy requirements). For the remaining approximately 80% of the S.C. No. 13 class energy requirements, a higher fuel cost level will result, against which alternative suppliers may compete.
  Each customer electing to participate in the EVOP will, as part of its contract with Central Hudson, assume the responsibility of selecting its desired supplier to provide energy for the balance of its energy requirements above the level provided from Central Hudson's nuclear and hydro resources.
  EVOP requirements will be established in tariffs to be filed with the Commission that will include a form of contract between participating customers and Central Hudson, and contain provisions such as off-peak maximum delivery limits, compensation for minimum run level/dump energy costs, specification of customer responsibility for balancing and scheduling and provisions for curtailments. Central Hudson may, upon establishment of a mutually acceptable business agreement between Central Hudson and a customer which chooses EVOP option, perform administrative functions concerning EVOP for such customer.
  Customers electing to participate in the EVOP may either receive a single bill from Central Hudson or receive separate bills from Central Hudson and the energy provider. The account of each participating customer will be settled on a month-end basis for over, under, or no deliveries. Central Hudson will be responsible for settlements with the suppliers. Suppliers will be responsible for under or no deliveries on a real time basis at the greater of Central Hudson's average or incremental costs and for over deliveries at Central Hudson's average costs.

  F. Customer Contracts.
  EVOP and Retail Access will be implemented through contracts between Central Hudson and participating customers, using standard form contracts that will be contained in the appropriate tariff.

  G. New Economic Development Tariff Provisions.
  Central Hudson's existing growth incentive tariff will be modified as follows:
  1. Raising the existing "cap" from 50MW to 75MW;
  2. Expanding the qualifying customer classes to include specified SIC Codes within the S.C. No. 3, Large Power, Primary Service class;
  3. Applying an incremental minimum growth requirement for S.C. No. 3 of 250KW and a discount of 20%;
  4. Imposing a sunset date of 7/1/2001 for the growth incentive tariffs for S.C. No. 3;
  5. Increasing to 28% the growth incentive discount in S.C. No. 13, which shall be applicable to new electrical load added after the date on which tariffs implementing this Agreement are approved by the Commission and shall sunset on 6/30/2001; and
  6. Removing the following sentence from the existing tariff: "The Company will assist the customer in identifying and implementing cost effective measures recommended by the audit."

  In addition (although not available for loads covered under the above provisions), Central Hudson's existing S.C. Nos. 2 and 3 tariffs will be modified to include a special job retention provision. This provision will be applicable to customers having a minimum load of 250 KW and the same SIC Codes specified for S.C. No. 13, where there is a certification by DED that the customer has satisfactorily documented that Comprehensive Tax or Economic Incentives and the special retention rates are both necessary to retain the customer in New York State. To be considered for certification by DED, the customer must satisfactorily document one or more actual, impending relocation opportunities outside New York State that would significantly reduce the operating costs of the customer and the customer must also document the existence of Comprehensive Tax or Economic Incentives from local and/or State authorities. This special provision will sunset on June 30, 2001. The special provision will contain a discount of 20% on the demand, energy, and RKVA prices and will be applied to the portion of the load corresponding to the legitimate job retention situation that has been demonstrated, provided that the customer's usage does not fall below 85% of the most recent twenty-four month historical usage. Power available under this special provision will be capped according to the following schedule of cumulative power for each year of this Agreement:

Effective Date   7/1/98 to      7/1/99 to    7/1/00 to
to 6/30/98       6/30/99        6/30/00      6/30/01

3 MW             5 MW           7 MW         9 MW

The lost revenues resulting from this special provision will be deferred and included with any unexpended, accumulated retail access funding as of June 30, 2001 as described in part V.B.

  H. New Tariffs.
  On July 1, 2001, all customers, including participating
Retail Access customers, will be transferred to new tariffs and will be eligible for full (capacity and energy) Retail Access.

  I. Retail Access Meters.
  Customers in S.C. Nos. 3 and 13 which currently have Time Differentiated Meters shall retain such meters; all customers in all other classes will be billed for Retail Access purposes based on class load shape data and Time Differentiated Meters will not be used for any such customer, subject to the Commission's generic metering determinations.
  Up to the most recent 24 months of metered customer usage data using a standardized format shall be made available at no charge upon written authorization from each customer, or customer's designee. Other, more detailed or value-added data may be made available using standardized formats upon written authorization from each customer or customer's designee to any third party requesting such data, on a non-discriminatory basis, and Central Hudson may charge a reasonable fee for such information.

  J. FERC Filing.
  Implementation of customer choice Retail Access assumes that the FERC will accept or grant waivers concerning the Retail Access provisions established in this Agreement that supplement or conflict with Central Hudson's FERC Open Access Transmission Tariff ("OATT"), for the term of this Agreement. Central Hudson agrees to file with the Commission, within 30 days following acceptance and approval of this Agreement by the Commission, proposed modifications to its then current FERC OATT tariff to incorporate the rate design changes and non-price terms and conditions necessary to make the OATT tariff consistent with the Retail Access program of this Agreement. The rate design changes will utilize the rate design principles of the existing Central Hudson retail rates. Central Hudson will, within 10 days following issuance of a Commission order approving the OATT tariff modifications, file a request with the FERC seeking FERC approval of those modifications and Central Hudson will diligently prosecute such application thereafter. The filing with the FERC will include a copy of the Commission's order.
  If the FERC should require that the transmission or other component of retail access service be provided under Central Hudson's OATT or other FERC tariff, the retail rates resulting from implementation of the CTC provisions of this Agreement will be further adjusted to offset any differences (positive or negative) in revenue requirement recovery for the transmission or other component of retail service provided under the FERC tariff(s), so that revenue recovery matches the recovery that would have occurred had transmission or other service provided under the FERC tariff(s) been provided under the rates previously approved by the Commission in Case 92-E-1055.

  K. Recovery of ISO Start-up Costs and NTAC
  By Petition dated November 12, 1997, Central Hudson and other utilities have sought Commission approval to defer, for later collection, the incremental costs related to the formation of the ISO. To the extent that the Commission approves such deferral, and the costs are not otherwise recovered through FERC jurisdictional rates, Central Hudson shall be permited to defer all such costs for later recovery in the fashion approved by the Commission.
  To the extent that NTAC costs are allowed by the FERC for ratemaking purposes, either in whole or in part, such costs may be recovered through Central Hudson's FAC, or through such other methods as may be approved by the Commission.

                     VI.  CORPORATE STRUCTURE

  A. Functional Separation.
  Central Hudson will functionally separate generation
(exclusive of NM2, CTs and hydro) and T&D, consistent with the time-line set forth in Attachment D, provided that any other actions precedent to such functional separation set forth on the time-line (Attachment D) also occur on a timely basis.

  B. Corporate Structure.
  1.  The adoption and approval of this Agreement by the
Commission shall be deemed to constitute all requisite Commission approvals, within the scope of its authority, for the reorganization of Central Hudson into the holding company
("Holdco") described herein and all requisite Commission
authorization for the operation of Holdco, including the
formation of Holdco, the Share Exchange, the structure and
investments of Holdco, the formation of Genco and the operation of all affiliates, including, by way of illustration and not limitation, Holdco, Central Hudson, CHEC and Genco.  It is the
intent and shall be the effect of this Agreement that, upon
adoption and approval hereof by the Commission, no further
Commission authorization for the reorganization into the Holdco, formation or operation of Holdco and affiliates shall be required.
  2.  The initial structure of Holdco will include i)"Regco,"
a Commission-regulated electric and gas T&D subsidiary of Holdco that may also contain generation assets and which shall continue to be called Central Hudson Gas & Electric Corporation,
ii)"Genco," a subsidiary or subsidiaries of Holdco that may own or operate generation assets (whether in fee, joint tenancy, leasehold, partnership or other ownership form) and is considered to be "unregulated" in this Agreement for purposes of
distinguishing Genco from Regco, iii) CHEC, an unregulated entity that currently owns and operates independent power production facilities and provides other, energy-related services, and
iv)other entities, all as shown on the chart (Attachment E)
reflecting the initial organizational structure, after
establishment of the Holdco and implementation of the related transactions described in this Agreement.
  The authorization and approvals provided by the Commission of the Holdco described in this Agreement anticipate that the structure of Holdco may vary from that shown in Attachment E and recognize that the Holdco structure is expected to change from time to time.  The Holdco may include one or more subsidiary holding companies.
  3.  The date of restructuring into a Holdco is contingent
upon receipt of required approvals and is subject to Central
Hudson's discretion, however it is expected that the
restructuring of Central Hudson into a Holdco organization will be accomplished by no later than June 30, 2001 and may be done earlier.
  4.  The first $7.5 million of the reasonable and prudent
costs of restructuring into a Holdco organization will be
allocated on a two-thirds/one third basis between regulated and unregulated activities, respectively. The regulated portion thereof shall be deferred and recovered through the computation described in part VIII.A. of this Agreement. In no event shall the amount allocated to unregulated activities exceed $2.5
million.  Any costs of restructuring into a Holdco organization above $7.5 million will be allocated to regulated activities.
  5. It is recognized that the auction of Central Hudson's
Fossil Generation assets described in this Agreement will be a step that will facilitate a competitive market place for electric generation. It is further recognized that, because of the safeguards incorporated herein, the reorganization of Central
Hudson into a Holdco structure will not subject customers of the regulated utility ("Regco") to unacceptable risks.
  6.   Until such time as the restructuring into the Holdco
organization is accomplished through the Share Exchange described subsequently in this Agreement, the total new equity investment in unregulated subsidiaries of the existing Central Hudson Gas & Electric Corporation shall be limited to $100 million. Central
Hudson may sell, no later than June 30, 2001, up to $100 million of securities comprised of debt, common stock (up to 1.0 million shares) and preferred stock.  The proceeds from the securities will be used to retire outstanding short-term debt balances and will not, in whole or in part, be chargeable to utility operating expenses or income. The company has a proper need and basis for the issuance of securities.  The adoption and approval of this
Agreement by the Commission shall constitute all authorizations within the Commission's authority (including but not limited to
PSL Section 69) for the transfer of funds and for the issuance of such securities provided that the terms and conditions governing the issuance of these securities, as are contained in Attachment F, are followed. Transfers of funds to affiliates prior to the restructuring into the Holdco organization shall be subject only to the limitations of the following paragraph.
  In the event that, following approval of this Agreement by the Commission but prior to the restructuring into the Holdco organization, Central Hudson's senior debt is placed on "Credit
Watch" (or the equivalent) for a rating below BBB- or downgraded to below BBB- by more than one credit rating agency, transfer of additional equity to affiliated entities shall be temporarily halted, pending review on an expedited basis by the Commission of whether additional equity transfers to subsidiaries would subject customers of the regulated entity to unacceptable risk. The limitations of this paragraph shall no longer be applicable upon the restructuring into the Holdco organization.
  There is no limitation in this Agreement on the lines of
businesses in which Holdco or any subsidiary thereof may invest, or, subject to the limitations of part VII.G. hereof, on the locations in which such businesses may be conducted or on the use of any corporate name, trademark, etc. or on the identification of affiliates.
  7.  The reorganization of Central Hudson into a Holdco
structure will, subject to receipt of favorable state and federal tax rulings, be established pursuant to a Plan of Exchange.
Under the Plan of Exchange, all outstanding shares of Central
Hudson Gas & Electric Corporation's Common Stock will be
exchanged on a share-for-share basis for Holdco Common Stock
("Share Exchange").  Upon consummation of the Share Exchange, each holder of Central Hudson's Common Stock immediately prior to the Share Exchange will own a corresponding number of shares and percentage of the outstanding Holdco Common Stock, and Holdco will own all of the outstanding shares of Central Hudson's Common
Stock.  Subsequent to the Share Exchange, the Company will
distribute to Holdco all of the common stock of CHEC, Resources and Greene Point, which transfers, subject to receipt of
favorable state and federal tax rulings, are currently
anticipated as being made in the form of stock dividends.
  8.  The Share Exchange is not expected to result in any
change in the then outstanding Preferred Stock or debt securities of Central Hudson Gas & Electric Corporation, which will continue to be securities and obligations of Regco after the Share
Exchange.
  9.  Consummation of the Share Exchange or subsequent
implementing transactions will require certain approvals of the
FERC, the SEC and the Nuclear Regulatory Commission ("NRC"). The Company intends to file requisite documents and/or applications with the FERC, SEC and NRC as soon as practicable following the Commission's adoption and approval of this Agreement.
  10.  Holdco will file with the SEC for an exemption from
the registration requirements of PUHCA, to the extent necessary.
It is contemplated (although not a condition hereof) that Holdco will qualify for an exemption from registration under section
3(a)(1) of PUHCA as a "predominantly intrastate" public utility holding company.
  11.  The approval of shareholders of Central Hudson's
Common Stock will be required for the reorganization of Central
Hudson into a Holdco organization.  The Company will seek
shareholder approval at a Meeting of Shareholders to be held within a practicable time following the Commission's adoption and approval of this Agreement. In connection with its solicitation of proxies to vote at the meeting, Holdco will file a
Registration Statement on Form S-4 with the SEC to register the
Holdco Common Stock to be exchanged for the outstanding Central
Hudson Common Stock and such Registration Statement must become effective. The Registration Statement will also contain a proxy statement of Central Hudson describing the corporate restructuring, which proxy statement will be mailed to Central
Hudson shareholders prior to the anticipated Meeting of
Shareholders.
  12.  The adoption and approval of this Agreement shall be
deemed to constitute authorization to the Secretary of the
Commission to endorse on behalf of the Commission, upon
presentation by Central Hudson, a Certificate of Exchange
pursuant to Section 108 of Public Service Law (substantially of the form set forth in Attachment G to this Agreement).
Thereupon, Central Hudson will deliver the Certificate of
Exchange to the New York State Secretary of State for filing.
  13.  Regulated operations:  Regco will offer regulated and market based wholesale energy services and retail energy services insofar as the scope of the latter may be revised from time to time by the Commission.  Regco also retains the option of
providing, with Commission approval, the same range of energy products and services that unaffiliated, unregulated energy
service companies may offer to the customers Regco may be
obligated to serve as an utility.
  Regco is expected to engage in retail sales within its
service territory under Commission-approved tariffs.  Outside of its service territory, during the period of time prior to the auction of Fossil Generation, Regco is expected to market at wholesale energy, capacity and ancillary services from generating facilities it owns and maintains. Regco may also market outside of its service territory at retail energy, capacity and ancillary services from generating facilities it owns and maintains to the extent that such sales benefit Regco's customers; such sales will be treated as if they were sales for resale for purposes of
Central Hudson's FAC. Regco's activities may include wholesale transactions where it makes purchases or sales through a Power
Exchange, ISO or bilateral transactions with other utilities, marketers, brokers and energy service companies, within and
outside of its currently existing electric service territory.
  Regco shall establish a capital structure that is
appropriate for the financial risk of the entity, as that risk may change from time to time. In the event of reduction in the financial risks of Regco, any equity capital of Regco that is no longer recognized in the establishment of Regco's retail rates may be redeployed by Regco, including transfer to Holdco or an affiliate.
  14.  Unregulated Ventures:  Holdco may take advantage of
competitive business opportunities in both energy and non-energy related businesses by establishing such unregulated affiliates as it deems appropriate, which will be free to operate in such
places as Holdco may determine.  Genco may be a participant in the generation and energy supply market within and outside of New
York.  Notwithstanding any provision of this Agreement which may be to the contrary, Genco will be subject to regulation by the Commission to no greater manner or extent than that manner and extent of Commission regulation imposed upon other owners of generating facilities legally similar to those owned or operated by Genco, except for the Cost Allocation Guidelines and Standards of Conduct set forth in Attachments H and I, respectively,
herein.  Further, it is understood and agreed that CHEC's
operations within and outside Central Hudson's service territory may be expanded, without any further Commission approval, to provide CHEC with the capacity to function as an ESCO and as a power marketer, as well as to perform any other legally
permissible services as may be provided for under an amended
Certificate of Incorporation for CHEC, subject to the
clarification that to the extent that the Commission establishes rules of general applicability for operations by ESCOs, CHEC will be subject to the same rules.  Within six months of Commission adoption and approval of this Agreement, officers of Central
Hudson (other than the Chairman of the Board and President) will not be officers of CHEC.  In addition, provided that the
safeguards described in Attachments H and I hereof are utilized,
Central Hudson is authorized to establish an Energy Service
Company(ies) or electric marketing or supply functions to sell energy and related services inside or outside its established franchise.
  15.  The Standards of Conduct set forth in Attachment H
shall be applicable to any transactions between an unregulated affiliate (including Holdco) and Regco; provided, however, that Attachment H shall apply in lieu of any existing generic retail standards of conduct (e.g., Case 93-G-0932) and in lieu of any future generic retail standards of conduct established by the
Commission during the term of this Agreement and provided further that wholesale transactions and other activities under FERC's jurisdiction will be governed by the standards of conduct imposed under FERC's Order 889 Open Access Service Real Time Information
System and Standards of Conduct and the provisions of the
applicable FERC Market-Based Rate Schedules.
  16.  It is recognized that the schedule for the
restructuring into a Holdco organization is not currently known and that there will be a period of unknown duration during which the regulated utility's operations will continue to include
Fossil Generation assets.  In recognition of the additional
financing flexibility provided by part VI.B.6 hereof, during such period of time pending the formation of Holdco, Central Hudson will apply the Cost Allocation Guidelines and Standards of
Conduct protections, set forth respectively in Attachments H and
I hereof, to any transactions between Central Hudson and any affiliate.
  17.  Common Officers:  Non-administrative operating
officers of the Regco will not be operating officers of the
unregulated affiliates.  No more than five officers of the Regco may serve, at the same time, as officers of any unregulated
affiliate, except that the Secretary and Treasurer of Regco may serve in the equivalent position(s) of Holdco and other
affiliates.  The line officers of Regco with direct
responsibility for engineering, generation resource acquisition or customer services may not serve as officers of an affiliate.
  18.  Transfers of assets other than generation from Regco
to any affiliated entity will be governed by PSL Section 70; transfers of generation are governed by other provisions of this Agreement.
A one time exclusion from the foregoing limitation is hereby established for office space/office equipment:  In connection with the Holdco's commencement of operations, Regco may lease office space (at local market rates) up to a limit of
$400,000/yr. to the Holdco; Regco may transfer to the Holdco office furniture, equipment and similar assets as are reasonably required for Holdco's purposes up to a limit of $750,000 (book value); and Regco may transfer realty to Holdco up to a limit of
$1.0 million (greater of book or market value).  Other than as provided elsewhere in this paragraph, transfers of assets from
Regco to any affiliated entity shall not be made absent any statutorily-required Commission approval.
  19.  Regco may provide goods and services to Holdco or any other affiliate on a tariffed basis or on a fully allocated cost basis, determined in accordance with the Cost Allocation
Guidelines set forth in Attachment H.
  Services from an affiliate to Regco under a management,
construction, engineering or similar contract subject to PSL Section 110 requirements for a written contract will be governed by Section 110, subject to any applicable FERC requirements. To the extent such services are not within PSL Section 110 and the Standards of Conduct are followed, they may be provided pursuant to this Agreement.
  Genco may have bilateral sales contract(s) with Regco.  Any such purchases(s) by Regco will be subject to the usually
applicable Commission standards of prudence in purchasing of supply by Regco.
  Other than any purchases of electric energy, capacity or
ancillary services, Holdco or any affiliate may provide goods and services to Regco at the lower of fully distributed cost or a price not greater than fair market value.
  20.  Regco's Issuance of Securities; Debt Rating:  Except
for New York State Energy Research and Development Authority
Pollution Control Revenue Bond obligations of Central Hudson which may be assignable to Genco, subsequent to the restructuring into the Holdco organization, Regco will continue to be the
obligor for any long-term debt and preferred stock of Central
Hudson.  Subsequent to the restructuring into the Holdco
organization, debt or preferred stock issuances to the public by
Regco or issuances of common stock by Regco to Holdco will be made pursuant to PSC authorization under Section 69 of the Public
Service Law.
  Regco will maintain a debt rating separate and distinct
from that of Holdco.
  21.  Downgrade Notice:  If Holdco or Regco experiences a
downgrade of its senior debt, or is placed on credit
watch/review, by a credit rating agency, Regco will promptly notify the Director - Office of Accounting & Finance of the
Department of Public Service ("Director - OA&F"), along with the reason(s) stated by the rating agency(ies) for such occurrence.
  22.  Dividend Payment Policies: Subsequent to the initial
two years of operation of Holdco, dividends from Regco to Holdco will not exceed a rate equivalent to 100% of the annual average income available for common, calculated on a two-year rolling average basis. During the first two years of Holdco operations, dividends from Regco to Holdco shall not exceed the income available for common equity realized during the time period for which the dividend payment is applicable.
  In the event of a downgrade of Regco's senior debt rating
below BBB+ by more than one credit rating agency, if the stated reason(s) for the downgrade is the performance of or concerns about the financial condition of Holdco or any affiliate other than Regco, dividends will be limited to a rate of not more than
75% of the average annual income available for dividends, on a two-year rolling average basis.
  In the event that Regco's senior debt is placed on "Credit
Watch" (or the equivalent) for a rating below BBB by more than one credit rating agency, if the stated reason(s) for the
downgrade is the performance of or concerns about the financial condition of Holdco or any affiliate other than Regco, dividends will be limited to a rate of not more than 50% of the average annual income available for dividends, on a two-year rolling average basis.
  In the event of a downgrade of the Regco's senior debt
rating below BBB- by more than one credit rating agency, if the action is stated as being due in substantial part to the
performance of or concerns about the financial condition of
Holdco or any affiliate other than Regco, no dividends will be paid by Regco to Holdco until Regco's senior debt rating has been restored to BBB- or higher by all credit rating agencies then rating Regco.  Within 30 days after the downgrade, Regco will provide the Director - OA&F a written description of the actions that management plans to take to address the downgrade.  Any transfer from Regco to Holdco or other affiliate of the auction incentive or other proceeds of an auction of Fossil Generation is not subject to the limitations on transfer of dividends from
Regco to Holdco described in this paragraph unless there is a downgrade of the senior debt of Regco to below BBB- and the
stated reasons for the downgrade are, in substantial part, the performance of or concerns about the financial condition of
Holdco or any affiliate other than Regco.
  23.  Prohibitions on Loans, Guarantees and Pledges:  After
the reorganization of Central Hudson into the Holdco organization and except as may be consistent with other provisions of this
Agreement, Regco will not make loans to Holdco or any other
affiliate, nor will Regco guarantee or otherwise provide
enforceable credit support for the obligations (notes,
debentures, debt and other securities) of Holdco or any other affiliate.  Assets of Regco will be pledged only for obligations of Regco and no utility assets will be pledged as security for indebtedness of Holdco or any other affiliate, absent prior
Commission approval.
  24.  Limitations on Transfer of Regco Employees and
Transfer Fees: For a two year period following the Effective Date of this Agreement, Central Hudson may not transfer employees to any affiliate for purposes of marketing products or services within Central Hudson's existing service territory.
  Following reorganization into the Holdco organization,
Regco may transfer its employees to Holdco and to any of Holdco's other affiliates on a permanent basis provided, however, that the number of employees transferred from Regco shall not exceed 20 per year and provided that the restriction of the above paragraph shall be applicable for two years from the Effective Date of this Agreement, but not beyond. A one-time amount of 20% of annual base salary for each employee transferred shall be credited by
Holdco to Regco.  Employees whose primary function is associated with Fossil Generation and who are transferred in connection with the auction of Fossil Generation are excluded from such numerical restrictions and one-time credits. Transfers of union represented employees are expected to occur consistent with any applicable collective bargaining agreement provisions.
  25.  Compensation of Regco Employees:  The compensation of
Regco officers and employees will be based on the performance of
Regco.  The compensation of Regco officers and employees in the form of bonuses will not be based on the performance of any
affiliated entity; provided, however, that the form of such
compensation may include Holdco common stock. In addition, the compensation of officers holding positions in both Holdco and
Regco may be based on the service and performance of both Holdco (including affiliates) and Regco.
  26.  Benefit Plans:  Employees of unregulated affiliates of
Holdco will not participate in the pension and other post
employment benefit plans of Regco, except for any common officers with Regco, as permitted by this Agreement, and except for
twenty-five employees of the current unregulated affiliate, CHEC.
Any treatment of pension or other post employment benefit plan will be void if such treatment results in a disqualification of the plan by the IRS or in any plan failing to meet ERISA
requirements.  The separation of pension and other post
employment benefit plans associated with unregulated affiliates is being done to be consistent with the existing Commission
Policy on Pensions and OPEBs (effective September 7, 1993 in Case 91-M-0890) and Central Hudson may petition the Commission to change this separation to reflect any amendments to this policy or changes in its application.  The costs of pension and other post employment benefit plans will be allocated among the
affiliates in accordance with the Cost Allocation Guideline.
  27.  Insurance:  Holdco and its affiliates, including
Regco, may be covered by common property/casualty and other
business insurance policies, and the costs of such policies shall be allocated among Holdco and its affiliates in accordance with the Cost Allocation Guidelines.
  28.  The "Cost Allocation Guidelines" included herein as
Attachment G shall apply to any transactions between an
unregulated affiliate and Regco.
  29.  Legal Services: The same law firm may represent Regco and any affiliate on any matter, provided that on any matter involving an intercorporate transaction in which the interests of
Regco may be adverse to the interests of the affiliate, Regco will take appropriate steps to protect Regco's interests
vigorously and independently (such as having separate attorneys if a single law firm is used and maintaining separations, such as a Chinese wall, between such attorneys or having separate law firms). Other than in connection with corporate governance and corporate administrative services matters, the same individual lawyers of a law firm which represents Regco may not perform legal services for unregulated subsidiaries of Holdco (other than
Genco or CHEC).  If the same law firm represents the Regco and
Holdco or the non-utility affiliates, protections will be
maintained among the lawyers performing legal services for each of the entities to ensure that non-public information regarding
one entity will not be transmitted to another entity.    30.  Staff will
have the same access to all books and
records of Holdco, subject to the provisions of paragraphs 32 and 33, as it is permitted pursuant to the PSL concerning Regco.
Staff will have access on reasonable notice and subject to the confidentiality and privilege rules of paragraphs 32 and 33, to the books and records of all other Holdco subsidiaries to the extent necessary to audit and monitor any transactions which have occurred between Regco and subsidiaries, to the extent the Holdco has access to such books and records.
  31. Annual Report and Meeting with Staff: By April 30th of each year, Regco will file with the Director - OA&F the following annual reports, which shall receive "Trade Secret" protection:
  1) Annual Report of Affiliate Transactions, which will contain: (i) the cost allocations followed in connection with transactions between Regco and its affiliates; (ii) an itemization of all asset transfers over the threshold between Regco and Holdco or any affiliate, the aggregate amount, and price at which such assets are transferred and, to the extent available, the original cost of items above $500,000 and the net book value at the time of transfer; (iii) the number of all Regco employees transferred to or hired by Holdco from Regco and the aggregate corresponding payment for such transfers and (iv) a list of all persons not employed by Regco who participate in any Regco or common employee benefit program. A summary of non-tariffed transfers of goods and services will also be included. The Report will include a certification that the management employees of Holdco, Regco and each other affiliate are familiar with the Cost Allocation Guidelines and Standards of Conduct requirements provided for herein. An officer will also certify that the Cost Allocation Guidelines and Standards of Conduct have been followed during the reporting period.
  2) Annual Report of Non-Utility Investments, which will contain: (i) a description of all non-utility investments made by Holdco during the fiscal year; (ii) condensed financial statements (income statement, balance sheet and statement of cash flows) for each non-utility affiliate for the fiscal year and (iii) a narrative description of the results of operations of the non-utility affiliates for the fiscal year in question. Each such report also will include any published material from credit rating agencies describing or discussing the effect of Holdco's investments in non-utility investments on Regco's credit rating.

  A senior officer of Holdco and Regco will meet annually with Staff to review Regco's capital attraction plans and activities, respectively, including Regco's Board of Directors' certification and demonstration that Regco has retained or has access to sufficient capital to maintain and upgrade its plant, works and system as required for the continued provision of safe and adequate service.
  32. Privileged Information: Nothing in this Agreement shall require Holdco, or Regco or any affiliate to provide Staff access to, or to make disclosure to Staff of any information as to which the entity in possession of such information would be entitled to assert a legal privilege, such as the attorney-client privilege, if, either (i) the privilege could be asserted against Staff or any other party in a proceeding before the Commission, or (ii) providing Staff access to or making disclosure of such information to Staff would impair in any manner the right of the entity in possession of such information to assert such privilege against third parties.
  If Staff seeks access to or disclosure of any information that either Holdco, Regco or any affiliate believes is exempt from access or disclosure, counsel for the entity asserting such privilege will so inform the requesting party, detailing, to the extent practical without destroying the privilege, the reasons why the privilege is being claimed in sufficient detail to permit
Staff to determine whether or not to dispute the claim of privilege. If Staff decides to dispute such claim, it may request that the Commission or an administrative law judge conduct an in camera review of such information to determine whether it is, in fact, exempt from access or disclosure. Such determination will be subject to review by the Commission and, if necessary, judicial review.
  33. Confidentiality of Records: Holdco and Regco will designate as confidential any non-public information to or of which Staff requests access or disclosure, and which Holdco or Regco believe is entitled to be treated as a trade secret. Each member of Staff who is accorded access to, or to whom disclosure is made of, designated confidential portions of books and records, financial information, contracts, minutes, memoranda, business plans, and the like, will agree in writing to maintain such information as confidential, other than information that has been, or may in the future be, made public. The definition of "information that previously has been made public" will mean information that either (i) has been disclosed by either Holdco, or Regco or any other affiliate in financial or other literature to the financial community or to the public at large, (ii) appears in documents contained in the public files of a local, state or federal agency, body or court and which has not been accorded trade secret protection or (iii) information that otherwise is in the public domain.
    In the event that Staff receives any information designated as confidential pursuant to the procedures described herein and desires to use such information publicly in a proceeding before the Commission, such party will first notify counsel for Holdco and Regco of the nature of such information as well as its intention to use such information in such proceeding and afford Holdco and/or Regco the opportunity to apply to the presiding administrative law judge for a ruling designed to maintain the confidentiality of such information under Part 6-1 of the Commission's Rules of Procedure. Staff may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under Part 6-1.
  In the event that a member of Staff receives any information designated as confidential pursuant to the procedures described herein and desires to use or refer to such information in a memorandum or other document which may become an "agency record" as that term is defined in the New York Freedom of Information Law, Staff first will notify the Regco or Holdco of the nature of such information as well as its intended use, and afford Regco and/or Holdco the opportunity to apply under Part 6-1 of the Commission's Rules of Procedure for a protective order designed to maintain the confidentiality of such information.
Staff may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under
Part 6-1.
  34.  Lists and Copies of Securities and Exchange Commission
Filings: A list of all filings made with the SEC by Holdco or any of its affiliates will be provided quarterly to the Director-OA&F, along with an acknowledgment that, upon request, Staff will be provided with a copy of any such filing not subject to confidentiality provisions before the SEC. Any Holdco or affiliate 8-k filings will be provided promptly to Staff.
  35. At the start of the year 1998, 1999, 2000 and 2001, unregulated operations shall be charged $250,000 per year, which shall be credited to a sub account of A/C 253-Other Deferred
Credits. Such transactions shall be a full and permanent satisfaction of any obligation in the nature of a royalty from Central Hudson.

                VII. AUCTION OF FOSSIL GENERATION

  A. Auction Generally.

  Central Hudson will auction its Fossil Generation in accordance with the terms herein. It is the intent of the parties that the transfer of Fossil Generation be completed no later than June 30, 2001. Central Hudson will take commercially reasonable steps to complete the auction in order that a closing may occur no later than June 30, 2001, and retains its discretion to decide to effectuate the closing at an earlier date. However, nothing in this Agreement shall preclude Central Hudson from seeking Commission approval for a sale or transfer of any generating facility or interest in any generating facility at any time.

  B. Auction Objectives.
  The objectives of the auction are i) to determine the Fair Market Value of Central Hudson's Fossil Generation, thus tending to maximize the proceeds from the sale/transfer of the assets; and ii) to establish a mechanism for the transfer of the Fossil Generation from the regulated T&D operations of Central Hudson.

  C. Auction Principles.
  The auction of the Central Hudson Fossil Generation will be carried out through a process that is designed to result in fair and equitable treatment of all parties, including Central Hudson's customers, employees, and investors and will be neutral in relation to divestiture to a third party or transfer to a Central Hudson affiliate. Central Hudson is not required to take any action not commercially reasonable, considering the relevant circumstances at the time.
  Any Fossil Generation assets/liabilities not sold at auction will remain assets/liabilities of the regulated utility and the regulated utility shall have a reasonable opportunity to recover such prudently incurred costs in rates.
  Central Hudson retains the right to reach a negotiated outcome with the bidders in the auction and the right to reject any or all bids, provided however, that neither negotiations nor bid rejection will be utilized by Central Hudson to advantage any bid by its affiliate.
  Recognizing that as of the time of the auction of Fossil Generation, Central Hudson may have full requirements customers, the Auction Plan may include specifications for contracts for capacity or energy sales back to the regulated T&D operations for periods not to exceed five years.

  D. Auction Procedures and Criteria.
  The auction will be conducted pursuant to an Auction Plan. Central Hudson will submit an Auction Plan for review and approval by the Commission, under PSL Section 70 to the extent applicable, of the conformance of the Auction Plan with the objectives, principles and criteria for the auction set forth in this Part of this Agreement. Absent an order disapproving the Auction Plan, it shall be deemed approved 180 days after the date on which it was filed.
  The auction process will be specified in the Auction Plan, and may include one or more auctions. Generally, the auction process will include criteria for qualifying bidders, screening provisions concerning bidders, mechanisms for providing information concerning the Fossil Generation to qualifying bidders (see Attachment J) and rules governing procedures for submitting bids. Central Hudson will provide potential or actual bidders with pertinent information concerning the Fossil Generation facilities. A minimum bid will be required unless otherwise specified in the Auction Plan.
  The Auction Plan will be based on the premise that a Central Hudson affiliate will bid and therefore an independent auctioneer will be utilized. The Auction Plan filed with the Commission will specify the name, mailing address and duties of the independent auctioneer selected by Central Hudson. The selection and duties of the independent auctioneer will be subject to approval by the Commission as part of the approval procedure previously stated.
  The scope of the auction may include all assets and liabilities associated with Fossil Generation. Such assets and liabilities include:

  1) environmental liabilities,
  2) pension surplus,
  3) land and property rights,
  4) equipment and facilities,
  5) existing facility agreements with other parties,
  6) inventories,
  7) control systems,
  8) land,
  9) outstanding contractual obligations or contracts,
  10)    Severance Facilities, and
  11) known, unknown, asserted and unasserted liabilities and all subsequent liabilities related to, or arising out of the construction or operation of the generating facilities. The purchaser may be required to indemnify Central Hudson and hold it harmless against any such liabilities. To the extent that no such indemnification is obtainable in the auction, Central Hudson may defer the prudently incurred portion of such liabilities for subsequent collection from customers in the manner to be specified by later Order of the Commission. In addition, all Severance Costs will be recovered, to the extent commercially achievable, in the auction and to the extent not recovered in the auction, in the ratemaking process.

  All bids will be submitted to the independent auctioneer;
any Central Hudson affiliate bid will follow the same procedures as all other bidders. All bid evaluations will be maintained as confidential by the independent auctioneer; depending on the type of auction used, bids may also be received and otherwise maintained as confidential by the independent auctioneer. The bid format may allow options to include or exclude specific items of the above list (e.g., environmental, pension surplus).
  The Auction Plan will specify the procedures by which the independent auctioneer will seek information from bidders or conduct negotiations with bidders.
  The independent auctioneer will be permitted to obtain information from Central Hudson after bids have been received, provided that the independent auctioneer will disseminate any responses it receives equally to all then active bidders. Once the bidding process has commenced, no informal communications between Central Hudson and the independent auctioneer will occur on any topic that may affect the conduct or outcome of the auction.
  The independent auctioneer will produce a written (confidential) Assessment and Recommendation that will be provided to Central Hudson for final decision. In the event that the Central Hudson affiliate is in the independent auctioneer's final bidding group, its Assessment will rank the bids of the final bidding group in dollar value and in non-dollar terms and make a recommendation as to the most advantageous bid.
  The independent auctioneer will be an organization unaffiliated with Central Hudson (or affiliate thereof) and will have no conflict of interest with any bidder (or affiliate thereof). The independent auctioneer will not advise any potential bidder concerning the Central Hudson auction after accepting the engagement from Central Hudson. The independent auctioneer will be required to make continuing disclosure to Central Hudson of any engagements concerning any potential bidder and provide continuing representations that any such engagements do not represent a conflict of interest. The auction process and procedures are to be neutral in relation to divestiture to a third party or transfer to a Central Hudson affiliate.

  E. Conditions Precedent to Obligation to Conduct Auction
  The parties recognize that certain conditions need to be satisfied prior to the conduct of the auction, including, but not limited to:
  1) fulfillment of SEQRA requirements,
  2) such other authorization as may be required under law,
  3) application to the NRC seeking a determination that the auction will not adversely affect Central Hudson's license rights,
  4) implementation of an operational statewide ISO, which is expected to include LBMP (confirmed by audit), a two-settlement system, a long-term capacity market, and at least one power exchange.

  F. Closing on Sale of Fossil Generation.
  There is no obligation of either purchaser or seller to close absent PSC Section 70 approval. Conditions of closing, including requirements for Severance Facilities, required FERC approvals, resolution of any issues as Con Edison or NMPC may have as non-operating co-tenants of Roseton, and such other conditions as are appropriate and commercially reasonable will be set forth in the Auction Plan.

  G. Future Ownership of Generation.
  Nothing herein is intended to restrict the right of Central Hudson (or Holdco/affiliate) to own or operate any form of generation outside of the existing electric franchise territory. However, as a part of the mutual concessions of this Agreement and as a permanent resolution of any question concerning Central Hudson's rights to ownership of generation, Central Hudson (including all affiliates) will not own central station generation (exclusive of on-site generation) within the existing electric franchise territory (other than at the Roseton/Danskammer site) in addition to that already owned. In addition, for a period of five years from the closing for the transfer of Fossil Generation or the last closing, in the event that more than one closing occurs, Central Hudson (including all affiliates) will not own more than 1700MW of electric generating capability from any source or sources located or to be located at the Roseton/Danskammer site. These mutual concessions and commitments shall survive the termination of this Agreement.
  Nothing in this Agreement is intended to restrict Central Hudson's capacity to enter into wholesale power transactions.

  H. Auction Incentive.
  The Commission's adoption and approval of this Agreement shall be deemed to constitute final Commission authorization to retention by Central Hudson of an Auction Incentive if Central Hudson's affiliate does not bid on any of the existing Fossil Generation assets. The Auction Incentive is equal to the percentage of the gross proceeds from the auction determined in accordance with the table below, applied to the gross sale price; provided, however, that the total amount of the Auction Incentive shall not exceed $17.5 million after tax.

  Gross Sale Price              "No Bid" Incentive

  Up to Net Book       5% of the gross sales
  Value                price up to N.B.V.
  ("N.B.V.")

  N.B.V. and                    Above plus 10% of the
  above                gross sales price above
                 N.B.V.

  The Auction Incentive is applicable to the gross amount of the winning bid (including valuation for any non-cash portions of the winning bid) and is not to be reduced for purposes of calculating the incentive by the costs of the auction or any other reductions. Central Hudson is authorized to retain the incentive at the closing, out of the proceeds received at the closing. The Auction Incentive will not be recognized for purposes of the computation of the achieved rate of return by Central Hudson provided for in part IV.I of this Agreement, or otherwise in the ratemaking process. The following provisions shall be made for taxes arising out of the auction and Auction
Incentive:
  1) taxes on the Auction Incentive calculated on the portion of the sale price up to net book value shall be provided for in the ratemaking process;
  2) taxes on any gain arising upon the auction shall be provided for in the ratemaking process, except that taxes on the part of the Auction Incentive calculated on the portion of the gross sale price that is above net book value shall be the responsibility of shareholders.

  I. Represented Employees.
  The parties recognize that union represented employee rights on transfer of Fossil Generation are matters of collective bargaining. The parties also recognize that union represented employee related transition costs, including retraining, out-placement, severance, early retirement and represented employee retention programs are also matters of collective bargaining.
Such transition costs as are reasonable shall be recovered by Central Hudson as Strandable Costs.
  J. Commission Action Upon Auction.
  The Commission shall consider any transfer of assets to the successful bidder in an expedited proceeding under PSL Section
70. The Section 70 proceeding will include evaluation of any bid options that may ultimately be accepted by Central Hudson in the auction process. Other than as may be approved by the Commission in the Section 70 approval, any pension surplus as of the time of the closing for the transfer of the asset following the auction shall remain with the regulated utility.
  In the event that the ultimately selected bidder is not Central Hudson's affiliate, the Section 70 proceeding will be based on a rebuttable presumption that the process was conducted appropriately. In the event that the Central Hudson affiliate is the ultimately selected bidder, Central Hudson will demonstrate in the Section 70 proceeding that the process was conducted in accordance with the principles, objectives and criteria of this Agreement and in accordance with the Auction Plan.
  For any transfer or sale of generation assets, the Commission shall apply the standard of Fair Market value. Fair
Market Value at the time of transfer shall be determined on the basis of the auction process described in this Agreement.

                      VIII. STRANDABLE COSTS

  A. Recovery of Strandable Costs.
  Central Hudson shall have a reasonable opportunity to
recover all prudently incurred, verifiable and appropriately mitigated Strandable Costs.  Recovery will be achieved through competitively neutral non-bypassable wires charges or other non-bypassable means, which will commence June 30, 2001 unless, prior to that date, the Fossil Generation is transferred from the
regulated utility to another entity (whether affiliated or not), in which event, Central Hudson will file with the Commission a request for a change in base rates that would be effective
subject to refund as of the date of such transfer of the Fossil
Generation and the non-bypassable recovery of Strandable Costs would commence.
  Ratepayers shall have the opportunity for recovery of any
proceeds from the sale of Fossil Generation, net of Auction
Incentive, auction expenses, severance costs, severance
facilities and taxes, to the extent that such net proceeds exceed the net book value (Attachment K).  The net proceeds above net
book value will be disposed of as follows:   First to offset
Fossil Generation regulatory assets unrecognized in the auction;
second, to the extent of any proceeds remaining after the first item, to reduce the book costs of NM2 unless, prior to Central
Hudson's realization of the auction proceeds, Central Hudson's investment in NM2 has been fully recovered or a proceeding of the nature identified in part IV.L. of this Agreement with that
objective is then pending; and third, to the extent that any proceeds remain after the first and second items, to other
ratepayer benefits.  In the event that the sale price is at a level below Central Hudson's then current net book value
(including associated deferred taxes and Transaction Costs), the difference will be preserved for recovery as a Strandable Cost.
  The amount of Fossil Generation Strandable Costs to be
recovered in non-bypassable wires charges cannot be forecast at this time due, among other factors, to uncertainties surrounding the amount of proceeds that might be realized from auctions of
Fossil Generation.  The amount of Fossil Generation Strandable
Costs will include the elements in the following list:
  1) The difference between Fair Market Value of Fossil
Generation assets/liabilities (determined through the auction process described herein) and their net book value;
  2) Net production-related regulatory assets;
  3) The net cost of divested IPP contracts (established as
the net cost to dispose of the contracts);
  4) the Regco portion of the incremental costs incurred in
implementing a restructuring into a Holdco organization, the incremental costs of developing an auction, the otherwise
unrecovered portion of Severance Costs, and the incremental costs incurred by Central Hudson in developing and implementing the
ISO/PE not recovered in FERC jurisdictional rates; and
  5)   Mitigators (other than as related to Fossil
Generation), to the extent actually realized:
    a.   Accumulated "excess earnings" above the 10.6% ROE
cap of this Agreement;
    b    Retail access fund balance;
    c.   Other Deferred Credits (including those from Case
92-E-1055 and Customer Service Incentive);
    d. Unbilled revenues related to Fossil Generation, based on sales from the last full billing period until the date of sale of the Fossil Generation;
    e. Excess depreciation reserve of assets, where applicable and approved by FERC;
    f. Cost savings to Central Hudson from implementation of any adopted "statewide nuclear solution" other than securitization, which on a net basis produces benefits to Central
Hudson not presently recognized as of the date hereof.
  The net result of the above determination may be either positive or negative. Any generation-related assets and liabilities not transferred pursuant to the Fossil Generation auction or recognized in the strandable cost determination will be recognized for recovery through non-bypassable charges of the regulated T&D operations.
  The post-October 1, 1997 incremental costs incurred by Central Hudson in developing the auction shall be fully deferred and fully recoverable.

  B. Treatment of Net Proceeds
    on Sale of Fossil Generation.

  The consideration received by Central Hudson in any Fossil
Generation auction shall, up to the net book value of the asset or interest (including associated deferred taxes), be available for investment in unregulated operations without further
Commission approval or authorization.

                        IX. GENERIC ISSUES

  The outcomes of any of the following possible global generic issues shall be applied to Central Hudson in accordance with part XIII.B. of this Agreement, below:
--  ISO
--  Load Pocket/Market Power
--  Reporting Requirements
--  Nuclear
--  ESCOs (including Metering/Billing)
--  Bulk Transmission/Local Distribution Definition

            X. MONITORING AND REPORTING REQUIREMENTS
                   RELATED TO THIS AGREEMENT

  This part identifies information Central Hudson has agreed to provide to Staff as part of this Agreement. Other than listed below, Central Hudson is not required to submit reports by this Agreement.
  A. Data on Retail Access Customer Information (monthly and
     YTD):
    1. Number of S.C. No. 13 customers taking EVOP tariff
    2. Load penetration level of S.C. No. 13 EVOP customers
    3.   Number of S.C. No. 13 customers taking Retail
         Access tariff
    4. Load penetration of S.C. No. 13 Retail Access tariff customers
    5. Number of small industrial/commercial customers taking Retail Access tariff
    6. Load penetration of small industrial/commercial customers taking Retail Access tariff
    7.   Number of residential customers taking Retail
         Access tariff
    8. Load penetration of residential customers taking Retail Access tariff
    9. List of ESCOs/Marketers providing service within Central Hudson's area
    10.  Measure of Retail Access in/out movement

  B. Reporting of Credit Balances
    Provide the total of the Debit and Credit entries annually and the period to date Balance for the following deferrals:
    1. Funds available for S.C. No. 13 Retail Access program;
    2.   Funds available for Small Industrial/Commercial
         Customers' Retail Access program;
    3.   Funds available for Residential Customers'
         Retail Access program;
    4.   Excess/Deficient Earnings variation from 10.6%
         Return on Equity (within 90 days after the end of the computation period consistent with Attachment B);
    5.   Mirror CWIP;
    6. Replacement for Mirror CWIP at expiration of its amortization;
    7. Itemized list(excluding 1-6, above) of each Deferral Balance to be used as a potential offset to Strandable Costs at the end of this Agreement.

  C. FAC Mechanics/Reporting
  Except as provided herein, Central Hudson will continue to provide the same support documentation as is currently supplied for purposes of establishing monthly FAC targets and actual monthly FAC charges. Central Hudson will supply, with its annual FAC target filing, the derivation of the monthly per-kwh charges designed, as discussed in part IV.D., to capture fuel savings associated with the Coal Dock Project. Central Hudson will file such reasonable information needed to support calculations required under any revised FAC or similar mechanism that may be instituted in response to the establishment of the ISO/PE, as described in part IV.D., above.

  D.  Financing Reporting.
  The reports called for by Attachment F.

  E.  Holdco Reports.
  The reports called for by parts VI.B.31 and 34.

  F.  Downgrade Reports.
  The reports called for by parts VI.B.6 and 22.

                       XI. RATE UNBUNDLING

  A. Retail Access Tariffs and
    Competitive Transition Charges ("CTC").

  During the term of this Agreement, Central Hudson will provide retail access customers with tariffs that have been developed to include CTCs, as described in this Agreement. CTCs will be used to offset lost revenues due to Retail Access during the term of this Agreement and will be applied to those customers who elect to participate in the Retail Access options set forth herein.
  These tariffs will be developed with the objective of minimizing cost shifting between classes and within classes of customers. CTC charges may vary by service class and may include KW, KWH or customer charges (or combinations thereof), consistent with the pricing principles of the existing rates, and will be non-bypassable.

  B. Unbundled Tariffs.
  Commencing July 1, 2001, unbundled tariffs will be available.

                  XII. ITEMS FROM CASE 92-E-1055

  A. West Delaware Hydro Contract.
  In Opinion No. 94-3, the Commission determined that Staff had developed a prima facie showing of imprudence related to an amendment to the West Delaware Hydro Associates ("WDHA") contract. As a result, Central Hudson was assigned the burden of establishing that its actions were prudent. In final resolution of the WDHA prudence matter from Case No. 92-E-1055, the parties agree that for ratemaking purposes the prices for power provided under the contract will be reduced from 8.99 cents/kwh to 4.812 cents/kwh for the period 1998-2003. Based upon this ratemaking treatment, the remainder of the 1992 contract is approved for recovery in rates through 2003, and the 1992 contract will be deemed terminated for rate making purposes as of the end of 2003. After 2003, Central Hudson is not required by this Agreement to make purchases from the Project.

  B. DSM Prudence.
  In Opinion No. 94-3, at pages 37-45, the Commission
directed that Central Hudson "should provide in its next rate case filing, a comparison of its results to the cost-effectiveness of all ESCO offers that were available prior to
July 19, 1993...."  Central Hudson will file such a comparison within six months of the Effective Date of this Agreement.

                      XIII. OTHER PROVISIONS

  A. Term of Agreement.

  This Agreement shall become effective as of the Effective
Date and shall continue in effect until June 30, 2001; provided however that the obligations of parts III.F., III.G., III.L., VI.B, VII.G. and VII.H., XII.A., XIII.B and XIII.C and
Attachments H and I of this Agreement shall survive the termination of this Agreement.

  B. Effect of Agreement.
  At such time as the Commission adopts this Agreement (and the time for judicial review of such decision shall have run, or judicial review thereof shall have been determined in the Commission's favor), Central Hudson agrees to withdraw from the pending Article 78 proceeding styled In the Matter of The Energy Association of New York State, Inc., et al. v. Public Service Commission, et al., Albany County Index No. 5830-96; Appellate Division-Third Department Case No. 78608. The withdrawal of the
Article 78 Proceeding will be effected through a Stipulation of Withdrawal, mutually agreed upon between Central Hudson and the Commission. After the Stipulation is adopted by the Commission, the Stipulation will be filed with the Court then having jurisdiction of the Article 78 matter.
  Central Hudson is also making the following additional concessions, which include, but are not limited to:
  1. freezing electric base rates until 6/30/01 or until the sale of Fossil Generation and associated rate change, whichever occurs first;
  2. allocating earnings in excess of the authorized rate of return to Strandable Costs and ratepayer benefits;
  3. establishing funding of rate reductions to customers, Retail Access and the EVOP energy value option and enhanced economic development tariffs during the transition period;
  4. auctioning and restructuring of Fossil Generation no later than 6/30/01; and
  5. making full Retail Access available to all customers in 2001.

Each concession is made in return for the following rate and other assurances by the Commission. These assurances include, but are not limited to:
  1. a specified rate of return, including a fuel adjustment clause and freezing the overall level of base electric rates;
  2. a competitive transition charge;
  3. a reasonable opportunity for the company to recover prudently incurred Strandable Costs through i) application of funds from various sources accrued during the transition period and ii) non-bypassable charges post-transition;
  4. inclusion of the fair market value of auctioned Fossil Generation in stranded cost calculations;
  5. accepting the right of Central Hudson or an affiliate to bid in the auction under the same terms and conditions applicable to other bidders;
  6. allowing Central Hudson's net investment in NM2 to remain in rate base absent other treatment, as provided for herein and
  7. authorizing the formation of the Holdco that provides customer protections and allows Central Hudson to engage in unregulated activities.

  The parties hereby agree that the mutual concessions and assurances will result in rates that are just and reasonable to both customers and shareholders through June 30, 2001, and include the recovery of stranded costs in non-bypassable wires charges beyond June 30, 2001. The parties agree that the Commission's approval of this Agreement represents approval of all of its terms and the parties recognize that the concessions and assurances of Central Hudson are being made, in substantial part, in reliance upon later actions of the Commission pursuant to the terms of this Agreement.
  The parties recognize that Central Hudson's participation in this Agreement is based on the premise that in adopting this Agreement the Commission will find, in substance, that:
  1. the mutual concessions and assurances set forth in this Agreement are inextricably interrelated;
  2. this Agreement will produce just and reasonable rates throughout the term of this Agreement;
  3. the mutual concessions and assurances embodied in this Agreement justify the opportunity for recovery of Strandable Costs and the use of non-bypassable wires charges for that purpose post-June 30,2001;
  4. this Agreement is consistent with the Commission's policy directives in Opinion No. 96-12;
  5.     this Agreement furthers the public interest.

Furthermore, it is understood by the parties that Central Hudson will request that the Commission make such findings and the parties agree not to oppose such a request.
  If the Commission does not approve this Agreement in its entirety without modification, this Agreement will be deemed to have been disapproved and the parties shall have no obligations under this Agreement other than to discuss in good faith whether any alteration of this Agreement or condition to its adoption and approval that may be specified by the Commission is acceptable to them. Each party to this Agreement fully reserves its rights in that event.
  Generic determinations by the Commission on the specific topics listed above in part IX. will be addressed in good faith by the parties to this Agreement and will provide guidance for potential tailoring or application that preserves this Agreement and associated concessions and assurances of Central Hudson and the Commission. Nothing in this Agreement limits the rights of a party to challenge the Commission's decisions on "Generic Issues".
  Central Hudson shall have a reasonable opportunity fully to recover all prudently incurred, verifiable and appropriately mitigated stranded costs incurred in fulfilling its obligation to serve and in providing safe and adequate service at just and reasonable rates during the term of this Agreement, unless and until the foregoing standard is modified (for prospective application) by subsequent order of the Commission or action of other applicable governmental authority.

  C. Reservation of Rights.
  In the event that the Commission does not approve an Auction Plan consistent with the terms of this Agreement, including a plan which permits Central Hudson to participate in the auction if it so chooses, or if the Commission does not approve the transfer of assets to the successful bidder(s) as provided in this Agreement, including a transfer to Central Hudson's affiliate if it is the winning bidder in the auction, Central Hudson reserves the right to be excused from its agreement to restructure its generation and provide Retail Access to customers who did not previously enroll in the Retail Access program set forth in this Agreement.

  D. Time Line.
  The times for various actions to be accomplished by the various parties are set forth on Attachment D. To the extent that any conditions precedent for an action set forth on Attachment D do not occur within the time alloted therefor, any related obligation of Central Hudson to proceed shall be likewise extended by an equivalent period of time.

  E. Applicable Law.
  This Agreement shall be construed in accordance with the laws of the State of New York.

  F. Entire Agreement and Merger.
  This Agreement represents the entire agreement among the parties with respect to the subject matters herein and all prior understandings are merged into this Agreement.

  G. Titles.
  The titles of the parts of this Agreement are for the convenience of the parties.

  H. Counterparts.
  This Agreement may be executed in counterparts.
  WHEREFORE, this Agreement has been executed as of the date first set forth above by each of the following parties, who, by its signature, each represents that it is fully authorized to execute this Agreement and, if executing this Agreement in a representative capacity, it is fully authorized to execute this Agreement on behalf of its principals.
[Appropriate Signature Blocks to be added.]

                          Signature Page
            Central Hudson Gas & Electric Corporation
  The undersigned party to Public Service Commission Case No. 96-E-0909 has participated in the negotiations among the parties which led to the Amended and Restated Settlement Agreement dated January __, 1998 and agrees to the provisions of such Amended and Restated Settlement Agreement.

         Staff of the Department of Public Service
         _________________________________________
         By:
Dated: January __, 1998

                          Signature Page
            Central Hudson Gas & Electric Corporation
  The undersigned party to Public Service Commission Case No. 96-E-0909 has participated in the negotiations among the parties which led to the Amended and Restated Settlement Agreement dated January __, 1998 and agrees to the provisions of such Amended and Restated Settlement Agreement.
         Central Hudson Gas & Electric Corporation
         _________________________________________
         By:
Dated: January __, 1998

                          Signature Page
            Central Hudson Gas & Electric Corporation
  The undersigned party to Public Service Commission Case No. 96-E-0909 has participated in the negotiations among the parties which led to the Amended and Restated Settlement Agreement dated January __, 1998 and agrees to the provisions of such Amended and Restated Settlement Agreement.
    Pace Energy Project
    _________________________________________________
    By:

Dated: January __, 1998

Attachment A : Amortization of Mirror CWIP Credit And Offsetting Deferred Credit
  Mirror CWIP   Amortization Amortization Amortization  Net          Net
  Credit        of Mirror   Of Deferred  Of Deferred   Credit       Operating
Date    Balance  CWIP Credit   Credit       FIT Debit     Amortization Income
Jan/00  4,430,500   500,000       0             0            0      500,000
Feb/00  3,930,500   500,000       0             0            0      500,000
Mar/00  3,430,500   500,000       0             0            0      500,000
Apr/00  2,930,500   500,000       0             0            0      500,000
May/00  2,430,500   500,000       0             0            0      500,000
June/00 1,930,500   500,000       0             0            0      500,000
July/00 1,430,500   500,000       0             0            0      500,000
Aug/00    930,500   500,000       0             0            0      500,000
Sep/00    430,500   430,500 106,900       -37,400       69,500      500,000
Oct/00          0         0 769,200      -269,200      500,000      500,000
Nov/00          0         0 769200        -269200      500,000      500,000
Dec/00          0         0 769200        -269200      500,000      500,000
Jan/01          0         0 769200        -269200      500,000      500,000
Feb/01          0         0 769200        -269200      500,000      500,000
Mar/01          0         0 769200        -269200      500,000      500,000
Apr/01          0         0 769200        -269200      500,000      500,000
May/01          0         0 769200        -269200      500,000      500,000
Jun/01          0         0 769200        -269200      500,000      500,000


                           ATTACHMENT B
               MEASUREMENT PLAN FOR EXCESS EARNINGS

  The calculation of excess earnings for electric operations shall be based on calendar year operating income on a ratemaking basis and rate base for each year that the settlement is in effect.
  The determination of ratemaking operating income shall be based on operating income as recognized on the Company's books and records adjusted for items recorded as non-operating expense, which are recognized as ratemaking operating expense (e.g., Mirror CWIP interest expense on certain of the Company's Pollution Control Bonds) and any earnings available for the Company's shareholders under a sharing arrangement between customers and shareholders (e.g., fuel target incentive mechanism and Net Sales For Resale).
  The measurement of excess earnings will be calculated by multiplying electric rate base by the pro-forma rate of return (assuming a 10.6% ROE). This result will be compared to ratemaking operating income as described above. The excess, if any, shall be deferred, grossed up for federal income tax, to offset strandable costs, and any excess over that amount will be used to provide ratepayer benefits.
  Excess earnings also must be measured for periods of time that are less than a calendar year (partial periods).
Excess earnings for the partial periods will be calculated by multiplying electric excess earnings for the applicable 12-month period by the ratio of electric sales for the partial period to electric sales for the applicable 12-month period. Calendar year 1998 will be the applicable 12-month period for the first year of the Settlement. The twelve month period preceding the end date of this Settlement will be the applicable 12-month period for the last year of the Settlement. Computation of excess earnings will exclude the capital costs of the coal dock facility already recovered through the FAC.
                           ATTACHMENT C

                  SERVICE QUALITY INCENTIVE PLAN
  This Service Quality Incentive Plan (Plan) developed by
Central Hudson Gas & Electric Corporation ("Central Hudson") and the Staff of the New York State Department of Public Service ("Staff") has been developed in accordance with the Settlement Agreement dated March 20, 1997. This Plan will be in effect for the term of this Agreement.
  This Plan was developed to be consistent with the
Company's Gas Incentive plan, which was approved by the Public Service Commission ("Commission") in Central Hudson Gas & Electric Corporation, Commission Case 95-G-1034.
  Several discussions were held  resulting in the
development of this mutually acceptable Service Quality Incentive Plan. The three (3) areas of focus are Customer Satisfaction Index, keeping scheduled appointments, and Electric Service Reliability.
  The parties believe that the Plan provides fair
consideration to the interests of Central Hudson's customers and shareholders alike in assuring the provision of safe, adequate, reliable service at just and reasonable rates.
  The parties hereto agree as follows:
Basis Points:
  A total of 25.0 Basis Points are associated with this
incentive plan. For the purpose of this Plan, a Basis Point" is to have the same value as a Basis Point within Central Hudson's after tax return on common equity on its electric rate base.
Reporting:
  Central Hudson will report to Staff monthly on each of
the Service Quality Indicators in this Incentive Plan as part of the Performance Indicators report. Following the conclusion of each year in which this Incentive Plan is in effect, Central Hudson will submit a report summarizing its annual performance in each area and shall include any resulting effect on earnings due to that performance under this incentive plan. Central Hudson will file this report with the Public Service Commission by March 31 of the following year.
Reopener:
  The parties agree to reconvene after January 31, 2000
to consider whether the measures of Service Quality as defined in this Incentive Plan continue to be warranted.
Implementation:
  Central Hudson will implement the three (3) part
Service Quality Incentive plan as follows:
1.  Customer Satisfaction Index:
  As part of Case 95-G-1034 it was determined that the
Company would use its 1996 Customer Satisfaction Index ("CSI") as the base value for evaluating its performance in 1997. It was also determined that prior to January 1, 1998, Central Hudson and Staff would agree to discuss a revised method for determining the CSI. A new method has been developed by the Company and reviewed with Staff in conjunction with the development of this Plan. It will be used as the basis for evaluation of the Company's performance under this Incentive Plan and the Incentive Plan approved in Case 95-G-1034 beginning in 1998.
  The total number of Basis Points associated with the
Customer Satisfaction component of this Incentive Plan has been set at 10.
Survey Process:
  Central Hudson will calculate its monthly and annual
CSI performance consistent with the survey methodology defined in the Central Hudson document entitled "How Did We Do Survey"- Continuous Improvement through Monitoring Customer Satisfaction with Key Customer Processes for the duration of this Incentive Plan.
Calculation of the Monthly Customer Satisfaction Index:
  By the 15th day of each month, all customer surveys
received during the prior month will be analyzed and a Customer Satisfaction Index calculated. Each month, the number of positive responses received for each of the survey questions is divided by the total number surveys with a response indicated received. A weighted value of the eight (8) survey questions will be calculated and used to determine the Satisfaction Index for that specific month. The calculation used to determine
monthly Customer satisfaction is shown in Attachment A.   At the
end of each calendar year the mathematical mean of all twelve months will be calculated to represent annual CSI performance.
Base:
  Central Hudson  will use the mean value for the
Customer Satisfaction Index for the 12 months beginning January 1997 through December 1997 as the base value for evaluating its future performance.
Earnings Reduction:
  Earnings will be reduced if the average CSI for the
current year falls below the Base CSI by more than a defined deadband. The applicable deadband (Deadband") will be 4.5 percentage points. This represents a maximum error factor of
4.5 percent while maintaining a minimum confidence level of 95 percent in the monthly calculation of CSI value. Both the confidence level and error factor are based on an expectation that at least 200 survey responses will be returned for each question asked monthly. In the event that the Average CSI for year end 1998 is lower than the average CSI for 1997 by an amount greater than the Deadband, an earnings reduction will be assessed as provided for herein.
  There will be four (4) levels of earnings reduction
below the Deadband ("Levels"). Each of the first three (3) Levels immediately below the Deadband, shall be one (1) percent below the maximum error factor of 4.5 percent. The fourth Level shall be any value falling below the three (3) Levels referenced above.
  2.5 Basis Points are applied to the first Level below
the Deadband, 5.0 Basis Points are associated with the second Level below the Deadband, 7.5 Basis Points are applied to the third Level below the Deadband and 10.0 Basis Points are associated with the fourth Level below the Deadband. The applicable Basis Point amount shall not be cumulative and shall only be applied to a CSI value falling within a specific Level. For example, if the CSI value were to fall within the fourth Level, 10 Basis Points would be applicable.
  Attachment B is a diagram illustrating the manner in
which this incentive earnings reduction is to be applied. Application of Earnings Reduction:
  If Central Hudson  incurs an earnings reduction under
this CSI Incentive Plan, such earnings reduction will be deferred in a sub-account of Account 253 - Other Deferred Credits for disposition first as an offset to Strandable Costs and then as ratepayer benefits.
No Reward:
  There will be no reward to Central Hudson in the event
that the CSI for any year equals or exceeds the CSI for the
applicable base year.
Performance Recognition:
  Discussions will continue between Staff and the Company
to develop a mechanism for recognizing improved Customer Satisfaction if a level of 4.5 percentage points above the base value is achieved.
2.  Keeping Scheduled Appointments:
Appointment:
  This shall apply to appointments to meet with either residential or commercial customers. The appointment may by initiated by either the customer or Central Hudson and may be for any reason.
  Payment:
  Except as provided for herein, Central Hudson will
provide a credit of $20.00 to each customer when Central Hudson's representative fails to arrive at the place of the scheduled meeting with that customer. These payments cover routine scheduled appointments and not emergency matters.
Method of Payment/Apology:
  Central Hudson will provide a direct credit to the
customer's account. Central Hudson will acknowledge the missed appointment by a letter to the customer apologizing for the missed appointment.
Advertising:
  Central Hudson will continue to advertise the
"Performance Guarantee - Keeping Scheduled Appointments" program to its customers.
Monitoring:
  Central Hudson will determine whether it kept the
appointment within the applicable "window" as provided for herein. If Central Hudson fails to keep the appointment, it will initiate the credit and letter to the customer as provided above. No action by the customer will be required.
Exemptions:
- Weather related conditions which affect Central Hudson's deployment of its personnel;
- Gas odor or other electric/gas emergency; or
- When Central Hudson contacts the customer prior to or during the scheduled appointment time and reschedules the appointment and this is an acceptable arrangement to the customer. Rescheduling - Contact with the Customer:
  Central Hudson will make a good faith effort to contact
each customer prior to the scheduled time, when the scheduled appointment cannot be kept.
Window:
  The applicable window shall be whatever time has been
agreed to with the Customer and the Company plus two (2) hours. For example, the window for a 9 AM appointment will be from 9 AM until 11 AM.
As another alternative, if the customer voluntarily offers to schedule the appointment for "any time during the day", the appointment window shall be 8 AM to 4:30 PM.
3.  Electric Service Reliability:
    The total number of Basis Points associated with the
Electric Reliability component of this Incentive Plan has been defined as 15. Five (5) Basis Points are associated with the Frequency component (SAIFI) and 10 are associated with the Duration Component (CAIDI).
  The Electric Service Reliability  portion of this
Service Quality Incentive Plan is based on current Commission standards for electric service interruption duration and
frequency.   This proposal was designed to conform to PSC service
standards. Therefore, outages due to major storms and catastrophic events as defined in 16 NYCRR Part 105 are excluded. The indices that will be monitored as part of this Service Quality Incentive Plan represent the total of Central Hudson's electric customer base. The Plan was designed to reduce total interruptions customers incur as well as to reduce the length of time each interruption lasts.
Definitions:
CAIDI (duration)  - Average Duration per Interruption
SAIFI (frequency) - Average Number of Interruptions per Customer Parameters of Performance:
  Central Hudson will continue to monitor and report on
all indices referred to in this Service Quality Incentive Plan. However, incentive penalties will be based on annual performance beginning January 1, 1998.
Frequency (SAIFI):
  The frequency per calendar year shall not exceed 1.20
on an annual basis. If this number is exceeded, Central Hudson will be subject to an incentive penalty of 2.5 Basis Points. If the frequency for any calendar year exceeds 1.40, Central Hudson will be subject to an incentive penalty equal to 5.0 Basis Points.
Duration (CAIDI):
  The duration shall not exceed 2.27 hours for any
calendar year.  If this number is exceeded, Central Hudson will
be subject to an incentive penalty of 5.0 Basis Points.   If the
average duration per interruption exceeds 2.50 hours in any calendar year, Central Hudson will be subject to an incentive penalty equal to 10.0 Basis Points.
Application of Earnings Reduction:
  If Central Hudson incurs an earnings reduction under this Electric Service Reliability Incentive Plan, such earnings reduction will be deferred in a sub-account of Account 253 - Other Deferred Credits for disposition first as an offset to Strandable Costs and then as ratepayer benefits.
No Reward:
  There will be no reward to Central Hudson for improved performance in the CAIDI or SAIFI indices.
Performance Recognition:
  Discussions will continue between Staff and the Company to develop a mechanism for recognizing improved service reliability performance if levels of 1.10 interruptions per year and a 1.60 hours duration or less are achieved.

Attachment A
SERVICE QUALITY INCENTIVE
Customer Satisfaction Index
Q1  I have a good overall opinion of Central Hudson.
Q2  I rarely have difficulty getting through to Central
Hudson on the telephone.
Q3      I find it easy to use "The Power Line," Central
Hudson's automated telephone answering system.
Q4 When it is necessary to speak with a Customer Service Representative they are courteous while handling my concern. Q5 I was able to have my problem resolved during my first telephone call.
Q6 The information I received from the Central Hudson Representative I spoke to was accurate.
Q7 When field work is necessary it is done in a timely manner.
Q8 Central Hudson Field Representatives are courteous when working in or around my home or office.

                           Attachment B
                    1997
                    CS
Level 4     Level 3    Level 2       Level 1      Deadband
  85%         75%        65%           55%          45%
10.0EP's    7.5EP's    5.0EP's       2.5EP's

Calculation:
Monthly CSI =  [ (Q2 + Q3 + Q4 + Q5 + Q6 + Q7 + Q8)/7 +  Q1 ] / 2



                           ATTACHMENT D
                  TIME LINE FOR CERTAIN ACTIONS
DATE                                              ACTION
1.                       - Commission issues Final order
                           approving and adopting Settlement
                           Agreement.
2.    + 15 Days          - Central Hudson files FAC
                           modifications to implement agreement
                           with respect to Competitive
                           Transition Charge, Coal Dock
                           Depreciation and Energy Value Option.
                         - Tariffs related to the Coal Dock
                           effective on one day's notice.
                         - Central Hudson files S.C. No. 13
                           modifications for discounts and EVOP
                         - Permits discounting and contracts
                         - Permit EVOP, redesign rate and
                           coordinate with FAC
                         - Central Hudson files modified S.C.
                           No. 2 and S.C. No 3.
                         - S.C. No. 2 modifications are
                           retention revisions
                         - S.C. No. 3 modifications are
                           retention and enhanced growth
                           incentives.
3.    + 30 Days          - Central Hudson files tariff
                           amendments to permit Retail Access
                           for defined residential, commercial
                           and industrial customers.
                         - 10 days from PSC approval Central
                           Hudson will file exemption to FERC
                           Order 888 tariff for Retail Access
                           and EVOP.
4.    90 Days Subsequent
      to PSC Approval    - EVOP and Retail Access become
                           effective upon FERC approval.
5.    + 90 Days          - Central Hudson files plan to
                           functionally separate fossil
                           generation from T&D and establish
                           accounting protocols.
                         - Central Hudson implements plan on
                           April 1, 1998.
6.   + 180 Days          - Central Hudson makes the filing
                           described in part XI of Settlement
                           Agreement.
7.   180 Days Prior to   - Central Hudson files Auction Plan
     Auction of Fossil
     Generation

8.   1/1/99              - Retail Access - Second Phase
9.   7/1/99              - Retail Access - Progress Report
10.  1/1/00              - Retail Access - Third Phase
                         - Central Hudson files T&D rate case:
                         - T&D Rate Case
                         - T&D Unbundled Rates
11.  11/1/00             - Commission issues order approving
                           structure, recovery of stranded costs
                           and setting unbundled rates effective
                           7/1/01.
12.  11/2/00             - Central Hudson commences processes to
                           be implemented by 7/1/01, assuming
                           satisfactory Commission Order.
13.  1/1/01              - Retail Access - Fourth Phase
14.  7/1/01              - Central Hudson Implements:
                         - Full Retail Access
                         - Generation / Structural Separation
                         - Full Stranded Cost Recovery

            ATTACHMENT E: INITIAL ORGANIZATIONAL CHART




                              HOLDCO

REGCO     GENCO     CHEC   RESOURCES         GREENE    OTHER
                                             POINT

PHOENIX

                           ATTACHMENT F
                       FINANCING PROVISIONS

          Conditions Pertaining to Issuance of Securities
           By Central Hudson Gas & Electric Corporation
          Pending Restructuring and Operation as Holdco.

          1. The terms and conditions of all new securities issued by the company will not be any more restrictive than the terms and conditions of Central Hudson's most recently issued similar security. Any material changes in the terms and conditions, which make the terms and conditions more restrictive or costly, would be subject to abrogation as described in paragraph 3.
          2. The terms and conditions of all new securities issued by Central Hudson will in no way restrict the company's ability to restructure its operations. To the extent that the company wishes to issue securities with terms and conditions that restrict its future corporate structure options, the terms and conditions of the securities would be subject to review through the Commission's traditional non-abrogation process as described in paragraph 3. Any filing submitted for such review shall include a statement describing and identifying the terms and conditions that restrict the company's ability to restructure its operations.
          3. Central Hudson is authorized to issue the securities pursuant to the terms and conditions of this order without consulting staff or the Commission as long as the terms and conditions of the issuance are comparable to those obtained by other electric utilities for similar securities under similar market conditions. Staff will review the terms and conditions of issuance the company makes to determine if they are reasonable. If the terms and conditions are not reasonable, the Director of Accounting and Finance will inform the company that its next financing must follow the abrogation process. When approval of debt or preferred stock is subject to abrogation, the company shall file with the Director of Accounting and Finance or his designee a copy of the executed purchase contract entered into for the sale of securities, a statement setting forth the terms applicable to the securities such as the interest or dividend rate, maturity, redemption price, the price to be paid to the company, any initial public offering price and the compensation to be paid to the underwriters, other costs and expenses of issuing the securities, and an affidavit of its President, Vice President or Treasurer stating that the proposed issue is to be sold on the "most advantageous terms" available. If the approval of terms granted by this Order is subject to abrogation as set forth above, Central Hudson expressly agrees that the authority granted by this Order may be abrogated by an Order issued by one or more Commissioners within twenty-four hours after submission by Central Hudson of the purchase contract, statement of terms and affidavit unless prior to such time the company shall be advised by the Director of Accounting and Finance or his designee that the conditions in this Order have been met and that such authority is not to be abrogated pursuant to the process noted in this paragraph. In instances where approval of the terms is not subject to abrogation, Central Hudson shall inform the Office of Accounting and Finance of the terms of the executed purchase contract entered into for the sale of securities, and send to the Director of Accounting and Finance an affidavit of its President, Vice-President or Treasurer stating that the proposed issue is to be sold on the most advantageous terms available, and that the conditions established in paragraphs 1 and 2 are met.
          4. Central Hudson Gas & Electric Corporation may employ interest rate caps, collars and floors to manage any interest rate risk associated with securities issued under this authorization.
          5. Within 30 days of the issuance of any authorized common stock (up to 1.0 million shares), Central Hudson will file with the Commission an executed copy of the documents entered into for the sale and a verified statement showing the aggregate number of shares sold, commissions or other compensation paid and the net proceeds received. The proceeds from the sale of the authorized common stock shall be not less than 95% of the value of an equivalent amount of Central Hudson's common stock immediately prior to the determination of the shares' price.
          6. Central Hudson is permitted to amend its Certificate of Incorporation to reflect the issuance of additional preferred stock provided that the terms and conditions of the issuance meet the requirements of paragraphs 1 and 2, or are approved subject to the abrogation process described in paragraph 3.
          7. Central Hudson shall issue securities pursuant to this Order solely and exclusively for the purposes permitted under Public Service Law Section 69. The proceeds from the issuance of securities shall be applied towards reimbursement of the company's treasury for equivalent moneys expended for capital purposes to June 30, 1997. The reimbursement funds shall be used toward the payment of outstanding short-term securities on the date of issuance of the said securities. Any remaining funds are to be used toward expenditures incurred on and after July 1, 1997, for the purposes permitted under Public Service Law Section 69, which shall be over and above the expenditures made for such purposes through funds originating from credits to the accumulated provision for depreciation, net salvage, and accumulated deferred income taxes. Withdrawal of a portion or all of the said reimbursement funds may be made from time to time for other utility purposes during the period ending June 30, 2001 or, may be invested in short-term marketable securities on condition that such temporary withdrawal, to the extent that the same are not offset by gross additions less funds originating from credits to the accumulated provisions for depreciation, net salvage and accumulated deferred income taxes on or after July 1, 1997 are deposited in a special fund in a commercial banking institution or institutions as soon as practicably possible. The entire proceeds from the issuance of the securities authorized by this Order shall be used for the purposes specified above. In no instance shall any part of the proceeds be used to pay accrued interest or dividends on the discharged or refunded obligations.
          8. Central Hudson shall file with the Director of Accounting and Finance a verified report in the form prescribed by 16 NYCRR Section 620.1 The report shall include the date proceeds were utilized as provided in paragraph 7, the amount, and the purpose for which such funds were utilized. The company shall report the cost of its debt or preferred stock relative to other electric and gas company issues with reference to treasury securities and any hedging activities undertaken with respect to the issuance. The company shall maintain at its offices a file containing the relevant documents on each issue, including a copy of the underwriting agreement, a report on costs and expenses of issuance, Board Resolutions, an identification of any new covenants or terms of debt, the affidavit and any supplemental indentures. The company shall maintain workpapers (including journal entries) which reflect a full accounting of the proceeds from individual issuances and related costs. This information shall be in sufficient detail to permit verification of all amounts to the company's books and records.
          9. If, upon examination of the uses to which any proceeds are put, it is determined that any expenditure is not a reasonable and proper capital charge, or has not been duly authorized by the Commission, or is in violation of any Order of the Commission or any provision of law, a sum equal to such expenditure shall, upon Order of the Commission, promptly be placed in an account in a commercial banking institution or institutions and said sum shall be subject to all of the conditions and restrictions of this Appendix.
         11. Central Hudson shall report to the Director of Accounting and Finance any single financing, as discussed above, not more than 10 days after the company's financing has been finalized.
         12. The authority granted and the conditions imposed by this Order shall not be construed as passing upon or otherwise approving the accuracy of Central Hudson's books, records and accounts.
         13. Central Hudson may not issue any securities pursuant to the authority granted in this Agreement unless and until the company has filed, with this Commission, an unconditional acceptance by Central Hudson agreeing to obey all the terms, conditions, and requirements of the Commission's Order concerning the Agreement.

                           ATTACHMENT G
         FORM OF CERTIFICATE PURSUANT TO PSL Section 108

               Certificate of Exchange of Shares of
 Central Hudson Gas & Electric Corporation, subject corporation, for shares of
               HoldCo, Inc., acquiring corporation,
        under Section 913 of the Business Corporation Law
                    of the State of New York.

1.   The name of the acquiring corporation is ["HoldCo, Inc."]
     ("Acquiring Corporation").

2.   The name of the subject corporation is Central Hudson Gas &
     Electric Corporation ("Subject Corporation").

3.   Acquiring Corporation has outstanding _____ shares of Common
     Stock, par value $____ per share [no par value].

4. Subject Corporation has outstanding _______________ shares of Common Stock, par value $5.00 per share. The shares of such Common Stock are entitled to one vote per share, voting together as a single class. Subject Corporation, in addition, has out-standing the following classes of preferred stock, which are not entitled to a vote:

     70,300 shares, 4 1/2% Cumulative Preferred Stock
     20,000 shares, 4.75% Cumulative Preferred Stock
     60,000 shares, Cumulative Preferred Stock, Series D
     60,000 shares, 4.96% Cumulative Preferred Stock, Series E
     200,000 shares, 6.20% Redeemable Cumulative Preferred Stock
     150,000 shares, 6.80% Redeemable Cumulative Preferred Stock

5. The effective date of this exchange will be [January 1, 1999].

6. The Certificate of Incorporation of Acquiring Corporation was filed in the office of the Secretary of State of the State of New York on _______________, 1998.

7. The Certificate of Consolidation (Certificate of Incorporation) of Subject Corporation was filed in the office of the Secretary of State of the State of New York on December 31, 1926. The Restated Certificate of Incorporation of Subject Corporation was filed in the office of the Secretary of State of the State of New York on August 14, 1989, and amendments thereto were filed in the office of the Secretary of State of the State of New York on April 5, 1990 and October 19, 1993.

8. Acquiring Corporation is to acquire all of the outstanding shares of Subject Corporation's Common Stock, through the exchange of each share of Subject Corporation's Common Stock, other than shares held in its treasury, held by any subsidiary of Subject Corporation and dissenting shares, if any, for one share of Acquiring Corporation's Common Stock. Subject Corporation's outstanding series of preferred stock, set forth above, will remain outstanding and are not subject to any exchange.

9. The exchange was authorized by resolution of the Board of Directors of Acquiring Corporation adopted on _______________, 1998, and by resolution of the Board of Directors of Subject Corporation adopted on ____________,
     1998.

10. The exchange was authorized by the affirmative vote of 2/3 of the outstanding shares of the Common Stock of Subject Corporation voting together as a class on ________________, 1998, pursuant to a notice dated _____________, 1998.

     IN WITNESS WHEREOF, we have signed and verified this certificate this ____ day of ____________, 1998, and affirm the statements made herein as true under the penalties of perjury.

On behalf of: [HoldCo, Inc.]


_____________________
     [President]


_____________________
     [Secretary]

On behalf of:
Central Hudson Gas &
Electric Corporation


______________________
Chairman of the Board and
Chief Executive Officer


______________________
Secretary

                           ATTACHMENT H
                    COST ALLOCATION GUIDELINES

General
     These guidelines are intended to establish procedures for allocating costs that are corporate in nature among and between holding company corporate affiliates. Allocations will involve distribution of charges from Central Hudson where corporate functions will be administered and executed for the benefit of the holding company and its affiliates as a whole.
     For the purposes of these Guidelines, general corporate functions include all functions previously categorized as corporate governance functions and corporate administrative services of Central Hudson. The underlying premise is that Central Hudson's customers must be protected from costs not directly related to Central Hudson's activity and corporate costs, however allocated, will be controlled.
     The characterization of costs between direct and allocated will be maintained. There is no requirement to capture incidental labor time via time sheet reporting. Further, the distinction between allocated and common service charges is not to be construed finely. The underlying rationale is that cost allocations will be made using a fully distributed costing method based, directly or indirectly, on causality. Thus, it is entirely feasible that all costs of general corporate functions can be allocated on the basis of relevant factors applied to functional categories.
I.   Transactions Between Central Hudson and its Affiliates
     The following procedures set forth the manner in which all costs associated with work performed by Central Hudson for its affiliates (including subsidiaries) are to be charged to the respective affiliates on a monthly basis.
     1. Direct Charges are related to authorized services provided by the appropriate business area. These services are charged to the entity benefitted on a direct time and materials basis. Labor costs will include an allocation for fringe benefits. Business areas will report direct labor through the payroll system and other charges as appropriate.
     2. Allocated Charges have been developed to distribute to affiliates costs that cannot be directly charged, based on an average cost per activity as described below:


     FUNCTION                 BASIS OF ALLOCATION

(a)  Executive                50% Number of Employees
     Salaries/Expenses        50% Net assets of affiliates
                              as a percentage of total assets

(b)  Directors' Fees/Expenses 50% Number of employees
                              50% Net assets of affiliates as a
                              percentage of total assets

(c)  Property/Casualty        underwriter's/brokers'
     Directors' & Officers    assessment of risk
     Liability

     Employee-Related (e.g.   number of employees
     blanket crime, travel,
     EPLI)Workers'
     Compensation premiums;
     losses directly charged.

(d)  Human Resources          number of employees
     (including labor),
     Employee Benefits &
     Pensions premiums; losses
     directly charged.
(e)  Information Systems
     *    Labor               direct charge [or number of
                              employees for "corporate systems"]

     *    Hardware/software   50% Number of employees
                              50% Net assets of affiliates as a
                              percentage of total assets

(g)  Treasury, Finance &      50% Number of employees
     Accounting; Office       50% Net assets of affiliates
     Services and any other   as a percentage of total assets
     not specified


Note: For cost allocation purposes herein, number of employees, assets, gross revenues will be determined as of December 31 of each year. In determining the number of employees of Genco, employees of Genco hired after the acquisition of new generating resources will not be counted for purposes of allocating pension and other post employment benefit costs. Procedures will be employed to estimate the annual average number of employees during the initial year and any other periods of significant change. Roseton employees will be counted as 100% to Genco share of Roseton.

     The following utility areas or activities have been identified as serving a general corporate function. The costs associated with performing these functions will be charged to the holding company for further allocation to its non-utility affiliates: Financial Reporting; Taxes; Financial Planning;
Annual Report and Shareholders' Quarterly Reports (including
Production and Mailing Costs).
     3.   Income Taxes
     Income Taxes will be allocated among affiliates on a stand-alone basis (in accordance with a Tax Sharing Agreement).
     4.   Other
     All allocation factors will be calculated annually. The methodology will be reviewed and updated as necessary.
Notification must be given to the Controller of any new intercompany transaction not covered under this procedure.
Finance & Accounting will be responsible for designing an appropriate allocation method in accordance with the goals and objectives outlined herein, and for implementing an effective billing procedure.

II. Transactions Between the Holding Company and its Affiliates The following procedures set forth the manner in which holding company costs, whether benefitting an affiliate or of a general corporate nature, are to be charged to affiliates. The holding company can be the repository of all corporate unallocated charges.
     1. Direct Charges are related to authorized services provided by the appropriate holding company functional area. These services are charged to the benefitting entity on a direct time and materials basis.
     2. Costs that cannot be directly charged to affiliates will be allocated based on the following:




SERVICE DEPARTMENT OR FUNCTION   BASIS OF ALLOCATION

(a)  Designated Officers         50% Number of employees
                                 50% Net assets of affiliates
                                     as a percentage of total
                                     assets

(b)  Directors' Fees             50% Number of employees
                                 50% Net assets of affiliates
                                     as a percentage of total
                                     assets

(c)  Building Services -         Square footage occupied by
     Corporate Headquarters      Holdco divided by total square
                                 footage

     The remaining expenses of the holding company represent costs associated with performing general corporate functions. These costs will be allocated using a formula based on the sum of each affiliate operating revenues, capital expenditures, operation and maintenance expense and capitalization as a percentage of the sum of all such items on a consolidated basis. However, this allocation method may be changed as appropriate. These expenses include but are not limited to the following:
Corporate Secretary & Treasurer's Office; Internal Auditing; Shareholder Relations; and Costs directly charged and allocated from the utility to the holding company.
Any modification of these procedures will be filed with the Office of Accounting & Finance.

                           ATTACHMENT I
                       STANDARDS OF CONDUCT

1. The Regco will not provide market information, sales leads for customers in its service territory to any affiliate, including an affiliated energy services company, and will refrain from giving any appearance that the Regco speaks on behalf of an affiliate.
2. If a customer requests information about securing any service or product offered by any affiliate, the Regco may provide a list of companies known to be operating in the area who provide the product or service, which may include an affiliate, but the Regco will not promote its affiliate or participate in any joint promotion or marketing with an affiliate.
3. The Regco will not imply or represent to any customer, supplier or third party that any form of advantage may accrue to such customer, supplier or third party in the use of the Regco's services as a result of that customer, supplier or third party dealing with any affiliate. The affiliate will not imply or represent to any customer, supplier or third party that any form of advantage may accrue to such customer, supplier or third party in the use of the Regco's services as a result of that customer, supplier or third party dealing with any affiliate.
4. Affiliates will pay the same rates as other similarly situated customers for the Regco's utility services. The Regco may not give an affiliate preference in any manner over non-affiliated customers. The Regco shall apply any tariff provision in the same manner to similarly situated persons, affiliated or non-affiliated, if there is discretion in the application of the provision and make such interpretation publically available.
5. To the extent the Regco makes available to an affiliate any proprietary customer information relating to customers in its service territory, it shall make the same information available contemporaneously to competitors of the affiliate, on the same basis.
6.   The Regco will operate at arms-length from its affiliates.
7. Cost Allocation Guidelines (included in Settlement Agreement as Attachment H) will be employed to assure the proper allocation, on a fully distributed basis, to the Holdco, the Regco and their affiliates of the costs of any Regco personnel, property and services used by either the Holdco or its affiliates. The costs of operating Holdco and its Subsidiaries will be accurately and separately accounted for and, where necessary, appropriately allocated based upon the Cost Allocation Guidelines.
8.   Regco will initially provide Corporate Administrative
Services on it own behalf and on behalf of Holdco and its other affiliates. However, when the Holdco's investment in the Regco expressed as the ratio of Regco net assets to Holdco consolidated net assets, falls to 60% or less, corporate administrative services will be transferred from Regco to Holdco, unless Regco shows cause to the PSC why such transfer should not occur. A centralized internal audit function at the Holdco level will be created not later than three (3) years after the date of effecting the holding company restructuring pursuant to the Plan of Exchange.
9. Other than Holdco, no affiliate of Regco will be located in the same building as Regco. All officers of Regco must have their main office located in New York State.
10. Any affiliate (including Holdco) receiving goods or services from Regco will compensate the Regco in a timely fashion. Standard commercial terms for payments will be used.
If an affiliate fails to make payment within 45 days from the date the bill is rendered by Regco, such affiliate shall pay
Regco interest on the outstanding balance at the Other Customer Capital rate (grossed up for taxes) as determined from time to time by the Commission.
                           ATTACHMENT J
               ILLUSTRATIVE OUTLINE OF INFORMATION
                TO BE PROVIDED IN AUCTION PROCESS

1. At an appropriate stage of the auction process, the Company will provide a history of the (last five years of data) for the following for all qualified bidders:
     *    Capacity Factors;
     *    Heat Rates;
     *    Staffing;
     *    Capital Expenditures;
     *    Operations and Maintenance Expense;
     *    Property Taxes;
     * Air, Water and Hazardous/Solid Waste Regulation Exceedances; information on solid waste disposal as well as thermal emissions to contiguous water bodies;
     *    Fly Ash Disposal and Re-use Statistics;
     *    Lost Time Accidents;
     *    Fuel Type and Quantities of Each;
     *    Boiler and Turbine Performance Test Results.
2. The Company will provide descriptions of the following (narrative, photographic and/or diagrammatic):
     * Boilers, including mills, fans, pumps, precipitators and stacks
     * Turbines, including rotors, casings, controls and lubrication
     * Feedwater systems, including all pumps, heaters, water treatment and piping
     *    Generators, transformers, switchgear
     *    Major control and instrumentation systems
     * Circulating water system, including intakes, discharges, condensers and piping
     * Fuel systems, including coal unloading (water and rail delivery), coal storage, coal handling, oil unloading, oil storage, gas transmission lines and regulator stations
     * Ash handling systems and solid waste management facility
     *    Fire protection systems
     * Continuous emissions monitors and air monitoring network
     *    Site security
     *    115 KV and 345 KV interconnections
     *    Black start and emergency power systems
3.   The following related information will be provided by the
     Company:
     *    Site maps, tax maps and title report
     * Environmental permits (and expiration dates), including SPDES permits and constructing/operating/fuel use permits, certificates or licenses
     *    Amount of pollution control bonds for the facilities
     *    Status of Cooling Tower Settlement Case
     * Status of negotiations with Town of Newburgh on property tax reductions
     * Description of major capital improvements recently completed or planned for the next two years.
4. The procedures will include providing a bid disclosure package describing the facilities and other rights or liabilities to be auctioned to potential bidders under confidentiality protections, and permitting potential bidders, at a specified stage or stages of the bidding process, to perform a "due diligence" investigation concerning the facilities, under confidentiality protections.
5. The auction process will provide that all of the reporting responsibilities to Federal, State and local agencies concerning the units, as well as environmental reporting (e.g., of emissions data), will be transferred to the purchaser. All operating permits, to the extent the permits are transferrable, will be transferred subject to any required regulatory approvals.

                           ATTACHMENT K
        Illustration of Development of Net Proceeds From
                 the Sale of Fossil Generation

1.   Auction Proceeds                             $xxx,xxx,xxx
Less:     2.  Transaction Costs    $xxx,xxx,xxx
          3.  Auction Incentive     xxx,xxx,xxx
          4.  Severance Costs       xxx,xxx,xxx
          5.  Severance Facilities  xxx,xxx,xxx    xxx,xxx,xxx

6.   Net Pre-Tax Auction Proceeds                  xxx,xxx,xxx

7.   Net Book Value                                xxx,xxx,xxx

8.   Net Pre-tax Proceeds Above Book Value         xxx,xxx,xxx

9.   Federal and State Taxes (Below)               xxx,xxx,xxx

10.  Net Proceeds Above Net Book Value            $xxx,xxx,xxx


Calculation of Federal and State Taxes:
Auction Proceeds                                  $xxx,xxx,xxx

Less: Deductible Auction Costs                    (xxx,xxx,xxx)

Auction Proceeds Net of Costs                      xxx,xxx,xxx

Less: Tax Basis of Assets Sold                    (xxx,xxx,xxx)

Taxable Gain/(Loss) on Sale                       $xxx,xxx,xxx

Current Tax at Marginal Statutory Rates           $xxx,xxx,xxx

Deferred Income Tax                               (xxx,xxx,xxx)

Federal Income Tax Expense                         xxx,xxx,xxx

State Income/Gross Receipts Tax                    xxx,xxx,xxx

Federal and State Taxes                           $xxx,xxx,xxx
